                                                                     EXHIBIT 2.1

-------------------------------------------------------------------------------

                          Agreement and Plan of Merger


                           Dated as of July 24, 2000

                                     among

                              Virata Corporation,

                             Agranat Systems, Inc.,

                           Agranat Acquisition, Inc.

                                      and

                     Owen Robbins, as Securityholder Agent

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
ARTICLE I  THE MERGER                                                                    2
     Section 1.1.     The Merger......................................................   2
     Section 1.2.     Effective Time..................................................   2
     Section 1.3.     Closing of the Merger...........................................   2
     Section 1.4.     Effects of the Merger...........................................   2
     Section 1.5.     Articles of Organization and Bylaws.............................   3
     Section 1.6.     Directors                                                          3
     Section 1.7.     Officers                                                           3
     Section 1.8.     Conversion of Shares............................................   3
     Section 1.9.     Dissent and Appraisal Rights....................................   4
     Section 1.10.    Exchange of Certificates........................................   5
     Section 1.11.    Stock Options                                                      7
     Section 1.12.    Conversion of Warrants..........................................   8

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY                                8
     Section 2.1.     Organization and Qualification; Investments.....................   9
     Section 2.2.     Capitalization of the Company...................................   9
     Section 2.3.     Authority Relative to this Agreement; Recommendation............  10
     Section 2.4.     Financial Statements............................................  10
     Section 2.5.     Information Supplied............................................  11
     Section 2.6.     Consents and Approvals; No Violations...........................  11
     Section 2.7.     No Default......................................................  12
     Section 2.8.     No Undisclosed Liabilities; Absence of Changes..................  12
     Section 2.9.     Indebtedness; Bank Accounts; Receivables; Customers.............  13
     Section 2.10.    Litigation                                                        14
     Section 2.11.    Compliance with Applicable Law..................................  14
     Section 2.12.    Title to Properties; Absence of Liens and Encumbrances..........  14
     Section 2.13.    Employee Benefit Plans; Labor Matters...........................  15
     Section 2.14.    Agreements, Scheduled Contracts and Commitments.................  16
     Section 2.15.    Interested Party Transactions...................................  19
     Section 2.16.    Environmental Laws and Regulations..............................  19
     Section 2.17.    Taxes                                                             20
     Section 2.18.    Intellectual Property...........................................  21
     Section 2.19.    Insurance                                                         26
     Section 2.20.    Certain Business Practices......................................  26
     Section 2.21.    Restrictions on Business Activities.............................  26
     Section 2.22.    Product and Service Warranties..................................  26
     Section 2.23.    Suppliers                                                         27
     Section 2.24.    Vote Required                                                     27
     Section 2.25.    Brokers                                                           27
     Section 2.26.    Minute Books.                                                     27


ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION                   27
     Section 3.1.     Organization....................................................  27
     Section 3.2.     Capitalization of Parent and its Subsidiaries...................  28
     Section 3.3.     Authority Relative to this Agreement............................  29
     Section 3.4.     SEC Reports; Financial Statements...............................  29
     Section 3.5.     Information Supplied............................................  30
     Section 3.6.     Consents and Approvals; No Violations...........................  30
     Section 3.7.     Brokers                                                           31
     Section 3.8.     No Prior Activities of Acquisition..............................  31

ARTICLE IV  COVENANTS                                                                   31
     Section 4.1.     Conduct of Business of the Company..............................  31
     Section 4.2.     No Solicitation or Negotiation..................................  34
     Section 4.3.     Approval of Stockholders........................................  35
     Section 4.4.     Access to Information...........................................  35
     Section 4.5.     Certain Filings; Reasonable Efforts.............................  36
     Section 4.6.     Public Announcements............................................  37
     Section 4.7.     Conduct of Business of Parent...................................  37
     Section 4.8.     Indemnification and Directors' and Officers' Insurance..........  37
     Section 4.9.     Notification of Certain Matters.................................  38
     Section 4.10.    Tax-Free Reorganization.........................................  38
     Section 4.11.    Additions to and Modification of Company Disclosure Schedule....  39
     Section 4.12.    Employee Matters                                                  39
     Section 4.13.    Nasdaq Listing                                                    40
     Section 4.14.    Termination of Certain Company Agreements.......................  40

ARTICLE V  CONDITIONS TO CONSUMMATION OF THE MERGER                                     40
     Section 5.1.     Conditions to Each Party's Obligations to Effect the Merger.....  40
     Section 5.2.     Conditions to the Obligations of the Company....................  41
     Section 5.3.     Conditions to the Obligations of Parent and Acquisition.........  42

ARTICLE VI  TERMINATION; AMENDMENT; WAIVER                                              43
     Section 6.1.     Termination.....................................................  43
     Section 6.2.     Effect of Termination...........................................  44
     Section 6.3.     Fees and Expenses...............................................  45
     Section 6.4.     Amendment.......................................................  45
     Section 6.5.     Extension; Waiver...............................................  45

ARTICLE VII  INDEMNIFICATION                                                            45
     Section 7.1.     General Survival................................................  45
     Section 7.2.     Indemnification Provisions in General...........................  45
     Section 7.3.     Excess Indemnity................................................  46
     Section 7.4.     Manner of Indemnification.......................................  47
     Section 7.5.     Securityholder Agent............................................  47
     Section 7.6.     Third-Party Claims; Lease Consent...............................  48
     Section 7.7.     Exclusive Remedy................................................  49


ARTICLE VIII  MISCELLANEOUS                                                             49
     Section 8.1.     Entire Agreement; Assignment....................................  49
     Section 8.2.     Validity........................................................  49
     Section 8.3      Notices.........................................................  49
     Section 8.4.     Governing Law; Venue; Specific Performance; Waiver of Jury Trial  51
     Section 8.5.     Descriptive Headings and Section References.....................  52
     Section 8.6.     Parties in Interest.............................................  52
     Section 8.7.     Certain Definitions.............................................  52
     Section 8.8.     Personal Liability..............................................  53
     Section 8.9.     Counterparts....................................................  53

                               TABLE OF EXHIBITS

Exhibit A-1.................Form of Representations Relating to Tax Matters of the Company
Exhibit A-2.................Form of Representations Relating to Tax Matters of Parent and
                            Acquisition
Exhibit B...................Matters to be Covered by Opinion of Legal Counsel to Parent and
                            Acquisition
Exhibit C...................Matters to be Covered by Opinion of Special Legal Counsel to the
                            Company
Exhibit D...................Financial Statements

                               TABLE OF CONTENTS

                                      TO

                          COMPANY DISCLOSURE SCHEDULE


Section 2.1(b)..............Organization and Qualification
Section 2.1(c)..............Equity Investments
Section 2.2.................Capitalization of the Company
Section 2.3.................Authority Relative to this Agreement; Recommendation
Section 2.4(a)..............Exceptions to Financial Statements
Section 2.6.................Consents and Approvals
Section 2.7.................No Defaults
Section 2.8.................No Undisclosed Liabilities; Absence of Changes
Section 2.9(a)..............Indebtedness
Section 2.9(b)..............Bank Accounts
Section 2.9(c)..............Receivables
Section 2.9(d)..............Revenues
Section 2.9(e)..............Set-offs
Section 2.10................Litigation
Section 2.11................Compliance with Applicable Law
Section 2.12(a).............Leases of Real Property

Section 2.12(b).............Real Property Liens and Encumbrances
Section 2.13(a).............Employee Benefit Plans
Section 2.13(b).............Liability Under Employment Plans
Section 2.13(c).............Employment and Related Agreements
Section 2.13(d).............Employee Benefits Affected by this Transaction
Section 2.13(f).............Employee Matters
Section 2.14(a).............Contracts
Section 2.14(b).............Loss Contracts
Section 2.14(c).............No Government Contracts
Section 2.14(d).............No Contract Breaches
Section 2.14(e).............Intellectual Property under Consulting Agreements
Section 2.15................Interested Party Transactions
Section 2.17(b).............Tax Returns
Section 2.17(e).............Parachute Payments
Section 2.18(a).............Intellectual Property
Section 2.18(b).............Trademarks
Section 2.18(c).............Patents
Section 2.18(e)(i)..........Inbound License Agreements
Section 2.18(e)(ii).........Outbound License Agreements
Section 2.18(f).............Licenses
Section 2.18(g).............Protection of Intellectual Property
Section 2.18(h).............Pending or Threatened Infringement Claims
Section 2.18(i).............No Infringement by Third Parties
Section 2.18(j).............Assignment; Change of Control Provisions in License Agreements
Section 2.18(k).............Owned Software
Section 2.18(l).............Existing and Currently Manufactured Software
Section 2.18(o).............Employee Confidentiality Agreements
Section 2.18(q).............Intellectual Property Safeguards
Section 2.21................Restrictions of Business Activities
Section 2.22................Product Warranties
Section 4.1.................Conduct of Business
Section 4.1(f)..............Certain Agreements
Section 4.1(n)..............Capital Budget
Section 4.1(u)..............Licensing Agreements
Section 4.14................Agreements to be Terminated
Section 5.3(f)..............Consents
Section 8.7(e)..............Persons with Knowledge


                             TABLE OF DEFINED TERMS

                                                               Cross Reference
Term                                                            in Agreement
----                                                            ------------

Acquisition.........................................................Preamble
affiliate......................................................Section 8.7(a)


Agreement..............................................................Preamble
Bid.........................................................Section 2.14(c)(ii)
business day.....................................................Section 8.7(b)
capital stock....................................................Section 8.7(c)
Certificate of Merger...............................................Section 1.2
Certificates....................................................Section 1.10(b)
Closing.............................................................Section 1.3
Closing Date........................................................Section 1.3
Code...................................................................Recitals
Company................................................................Preamble
Company Balance Sheet Date.......................................Section 2.4(a)
Company Balance Sheet............................................Section 2.4(a)
Company Board....................................................Section 2.3(a)
Company Common Stock.............................................Section 1.8(a)
Company Disclosure Schedule..........................................Article II
Company Permits....................................................Section 2.11
Company Plans...................................................Section 1.11(a)
Company Securities...............................................Section 2.2(a)
Company Stock Option or Options.................................Section 1.11(a)
Company Warrant or Warrants........................................Section 1.12
Confidentiality Agreement........................................Section 4.4(c)
Contaminant.....................................................Section 2.18(q)
Contingent Obligation............................................Section 2.9(a)
Continuing Employees............................................Section 4.12(a)
Control.............................................................Exhibit A-1
Copyrights......................................................Section 2.18(a)
DGCL................................................................Section 1.1
Disabling Code..................................................Section 2.18(q)
Dissenting Shares...................................................Section 1.9
Dissenting Stockholder..............................................Section 1.9
Effective Time......................................................Section 1.2
Employee Non-Disclosure Agreement...............................Section 4.12(a)
Employee Plans..................................................Section 2.13(a)
Employment Agreements..................................................Recitals
Environmental Claim.............................................Section 2.16(a)
Environmental Laws..............................................Section 2.16(a)
ERISA Affiliate.................................................Section 2.13(a)
ERISA...........................................................Section 2.13(a)
Escrow Agent....................................................Section 1.10(i)
Escrow Agreement.......................................................Preamble
Escrow Agreement.......................................................Recitals
Escrow Amount...................................................Section 1.10(i)
Excess Escrow Amount.............................................Section 7.3(b)
Excess Indemnification Claims....................................Section 7.3(a)
Exchange Act.....................................................Section 3.4(a)
Exchange Agent..................................................Section 1.10(a)

Exchange Fund....................................................Section 1.10(a)
Exchange Ratio....................................................Section 1.8(c)
Final Audited Financial Statements................................Section 2.4(b)
Final Date........................................................Section 6.1(b)
Financial Statements..............................................Section 2.4(a)
Floor.............................................................Section 7.2(c)
Government Contract.........................................Section 2.14(c)(iii)
Governmental Entity..................................................Section 2.6
Hazardous Substance...................................... .......Section 2.16(c)
Inbound License Agreements............................. .........Section 2.18(e)
incentive stock options................................... ......Section 1.11(a)
include or including..............................................Section 8.7(d)
Indebtedness......................................................Section 2.9(a)
Indemnified D&O Liabilities.......................................Section 4.8(a)
Indemnified D&O Persons...........................................Section 4.8(a)
Indemnitees.......................................................Section 7.2(a)
Information Statement................................................Section 2.5
Insurance Policies..................................................Section 2.19
Intellectual Property................................. ..........Section 2.18(a)
IRS..............................................................Section 2.13(a)
knowledge or known................................................Section 8.7(e)
Lien..............................................................Section 8.7(f)
Losses............................................................Section 7.2(a)
Material Adverse Effect on Parent.................................Section 3.1(b)
Material Adverse Effect on the Company............................Section 2.1(b)
Maximum Merger Consideration......................................Section 1.8(b)
MBCL.................................................................Section 1.1
Merger...............................................................Section 1.1
Other Interests...................................................Section 2.1(c)
Outbound License Agreements......................................Section 2.18(e)
Owned Software...................................................Section 2.18(k)
Parent..................................................................Preamble
Parent Common Stock...............................................Section 1.8(a)
Parent Plans.....................................................Section 4.12(c)
Parent SEC Reports................................................Section 3.4(a)
Parent Securities.................................................Section 3.2(a)
Patents..........................................................Section 2.18(a)
person............................................................Section 8.7(g)
Receivables.......................................................Section 2.9(c)
Registration Rights Agreements..........................................Recitals
Remediation......................................................Section 2.16(c)
SARSEP Plan......................................................Section 4.12(b)
Scheduled Contract...............................................Section 2.14(d)
SEC...............................................................Section 3.4(a)
Securities Act....................................................Section 3.4(a)
Securityholder Agent....................................................Preamble

Series A Preferred Stock..........................................Section 1.8(a)
Series B Preferred Stock..........................................Section 1.8(a)
Share or Shares...................................................Section 1.8(a)
Software Products................................................Section 2.18(l)
Software.........................................................Section 2.18(k)
Stockholder Proceedings..............................................Section 4.3
subsidiary or subsidiaries........................................Section 8.7(h)
Survival Period......................................................Section 7.1
Survival Period Indemnification Claim.............................Section 7.2(b)
Surviving Corporation................................................Section 1.1
Systems..........................................................Section 2.18(q)
Tax or Taxes..................................................Section 2.17(a)(i)
Tax Return...................................................Section 2.17(a)(ii)
Trade Secrets....................................................Section 2.18(a)
Trademarks.......................................................Section 2.18(a)
Transaction Documents.............................................Section 8.7(i)
Voting Agreements.......................................................Recitals

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July
24, 2000, is by and among Agranat Systems, Inc., a Massachusetts corporation (the "Company"), Virata Corporation, a Delaware corporation ("Parent"),
Agranat Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"), and Owen Robbins, as agent for the stockholders of the Company ("Securityholder Agent"), who is a party to this Agreement only in his capacity as the Securityholder Agent and then only with respect to the Sections hereof which relate specifically to the rights and duties of the Securityholder Agent.

     WHEREAS, the Boards of Directors of the Company, Parent and Acquisition have each (i) determined that the Merger is advisable and fair and in the best interests of their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the combination of the Company and Parent shall be effected by the terms of this Agreement through a transaction in which Acquisition will merge with and into the Company, the Company will be the surviving corporation and become a wholly owned subsidiary of Parent, and the stockholders of the Company will become stockholders of Parent;

     WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, certain officers and employees of the Company have entered into employment agreements (the "Employment Agreements"), effective upon consummation of the Merger, as an inducement to Parent to enter into this Agreement;

     WHEREAS, certain stockholders of the Company have entered into irrevocable proxy and voting agreements, pursuant to which such stockholders have agreed to vote in favor of the Merger and the other transactions contemplated by this Agreement (the "Voting Agreements"), as an inducement to Parent to enter into this Agreement;

     WHEREAS, each holder of Company Stock Options has entered into a stock option lockup agreement;

     WHEREAS, concurrently and in connection herewith, Parent, the Escrow Agent (as defined below) and the Securityholder Agent have entered into an escrow agreement (the "Escrow Agreement"); and

     WHEREAS, concurrently and in connection herewith, Parent and the Securityholder Agent have entered into, and the holders of Shares (as defined below) and Company Warrants (as defined below) have entered into a registration rights agreement (the "Registration Rights Agreement").

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, Acquisition and the Securityholder Agent hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

          Section 1.1.  The Merger.  At the Effective Time and upon the terms
                        ----------
and subject to the conditions of this Agreement and in accordance with the Massachusetts Business Corporation Law (the "MBCL") and the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease. The purpose of the Surviving Corporation shall be as set forth in Article II of the Articles of Organization of the Surviving Corporation. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Code. Parent, as the sole stockholder of Acquisition, hereby approves the Merger and this Agreement.

          Section 1.2.  Effective Time.  Subject to the terms and conditions set
                        --------------
forth in this Agreement, on the Closing Date, (a) a copy of this Agreement (or a condensed merger agreement that gives effect to the Merger on the terms contained in this Article I), together with the articles of merger required by
Section 78 of the MBCL, duly executed and acknowledged by Acquisition and the Company, shall be delivered to the Secretary of the Commonwealth of the Commonwealth of Massachusetts for filing on the Closing Date, or as soon thereafter as possible pursuant to Section 78 of the MBCL, (b) the certificate of merger required by Section 252 of the DGCL, duly executed and acknowledged by Acquisition and the Company, shall be delivered to the Secretary of State of the State of Delaware for filing on the Closing Date, or as soon thereafter as possible pursuant to Section 252 of the DGCL (the documents filed pursuant to clauses (a) and (b), together, the "Certificate of Merger") and (c) the parties shall make such other filings with the Secretary of the Commonwealth of the Commonwealth of Massachusetts, the Secretary of State of the State of Delaware and/or any other authority as are necessary to effect the Merger. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts in accordance with Section 78 of the MBCL, or such later time as Parent and the Company may agree upon and as may be set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

          Section 1.3.  Closing of the Merger.  The closing of the Merger (the
                        ---------------------
"Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in
Article V, at the offices of Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue, N.W., Washington, D.C. 20036, unless another time, date or place is agreed to in writing by the parties hereto.

          Section 1.4.  Effects of the Merger.  The Merger shall have the
                        ---------------------
effects as provided in this Agreement and in the applicable provisions of the MBCL and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 1.5.  Articles of Organization and Bylaws. The Articles of
                        -----------------------------------
Organization of the Company, in effect as of the Effective Time, shall be the Articles of Organization of the Surviving Corporation until amended in accordance with applicable law. As of the Effective Time, the authorized number and par value of shares of each class of stock of the Surviving Corporation shall be as set forth in Article III of the Articles of Organization of the Company immediately prior to the Effective Time, and a description of each class, with preferences, voting powers, qualifications, special or relative rights or privileges as to each class and any series thereof of the Surviving Corporation shall be as set forth in Article IV of the Articles of Organization of the Company immediately prior to the Effective Time. The bylaws of the Company, in effect as of the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

          Section 1.6.  Directors.  The directors of Acquisition at the
                        ---------
Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

          Section 1.7.  Officers.  The officers of the Company at the Effective
                        --------
Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

          Section 1.8.  Conversion of Shares.
                        --------------------

          (a) At the Effective Time, each share of Common Stock, $.001 par value per share, of the Company (the "Company Common Stock"), each share of Series A Preferred Stock, $.01 par value per share, of the Company (the "Series A Preferred Stock") and each share of Series B Preferred Stock, $.01 par value per share, of the Company (the "Series B Preferred Stock" and together with the Common Stock and the Series A Preferred Stock, individually a "Share" and collectively the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares and (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holder thereof, be converted into and shall become a number of duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of Parent ("Parent Common Stock") equal to the Exchange
Ratio. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares then the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          (b) The maximum aggregate consideration payable by Parent to the stockholders of the Company, the holders of Company Stock Options and the holders of Company Warrants in connection with the Merger (the "Maximum Merger Consideration") shall be that number of shares of Parent Common Stock equal to (i) the sum of (A) Twenty-Seven Million Dollars ($27,000,000), plus (B) the aggregate of the exercise prices of all Company

Stock Options outstanding as of the date hereof, plus (C) the aggregate of the exercise prices of all Company Warrants outstanding as of the date hereof, divided by (ii) $55.075.

          (c)  The "Exchange Ratio"   shall be equal to the quotient of (i) the
Maximum Merger Consideration, divided by (ii) the sum of (A) the aggregate number of Shares outstanding as of the date hereof, plus (B) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Company Stock Options outstanding as of the date hereof plus (C) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Company Warrants outstanding as of the date hereof.

          (d) At the Effective Time, each outstanding share of the common stock, without par value, of Acquisition shall be converted into one fully paid and nonassessable share of common stock, $.001 par value per share, of the Surviving Corporation.

          (e) At the Effective Time, each Share that is owned by the Company and each Share held by Parent, Acquisition or any subsidiary of Parent or Acquisition immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist and no shares of Parent Common Stock shall be delivered with respect thereto.

     Section 1.9. Dissenters and Appraisal Rights. Shares that are owned by a stockholder that has perfected his or her rights of appraisal within the meaning of Section 85 of the MBCL ("Dissenting Shares"), will not be converted into the right to receive the shares ) shall have failed to perfect of Parent Common Stock or shall have effectively otherwise issuable with respect withdrawn or lost such right of to such Shares unless and until appraisal, then, as of the such stockholder shall have Effective Time or the failed to perfect or shall have occurrence of such event of effectively withdrawn or lost withdrawal or ineligibility, its right of payment under whichever last occurs, such applicable law, but instead holder's Dissenting Shares will will be converted into the cease to be Dissenting Shares right to receive such and will be converted into the consideration as may be right to receive, and will be determined to be due with exchangeable for, the shares of respect to such Dissenting Parent Common Stock into which Shares pursuant to the laws of such Dissenting Shares would the Commonwealth of have been converted pursuant to Massachusetts. If a holder of
Section 1.8. The Company will Dissenting Shares (a give Parent and Acquisition "Dissenting Stockholder" prompt notice of any demand received by the Company from a Dissenting Stockholder for appraisal of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent, or as required under the MBCL, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to the provisions of Sections 87 through 98 of the MBCL, becomes entitled to payment of the value of Dissenting Shares will receive payment therefor but only after the value therefor has been agreed upon or finally determined pursuant to such provisions. Any portion of the Maximum Merger Consideration that would otherwise have been payable with respect to Dissenting Shares will be retained by Parent.

          Section 1.10.  Exchange of Certificates.
                         ------------------------

          (a) Promptly after the Effective Time, Parent shall issue the number of shares of Parent Common Stock that are issuable pursuant to Sections 1.8 and
1.12 and, as required by this Section 1.10, Parent shall deliver to its transfer agent, or a depository or trust institution of recognized standing selected by Parent and Acquisition (the "Exchange Agent") for the benefit of the holders of Shares and Company Warrants for exchange in accordance with this Article I: (i) certificates representing the appropriate number of shares of Parent Common Stock issuable pursuant to Sections 1.8 and 1.12 (after the application of Section 1.10(i)), and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the "Exchange Fund"), in exchange for outstanding Shares and Company Warrants.

          (b) Parent shall cause the Exchange Agent, as soon as reasonably practicable after the Effective Time but in any event within five (5) business days thereafter, to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares or of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Warrants (in either case, the "Certificates") and whose Shares or Company Warrants were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.8 or
Section 1.12, as the case may be: (i) a letter of transmittal (which shall (A) specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent, (B) contain an irrevocable consent by the holder of such Certificates to the appointment of the Securityholder Agent as its attorney-in-fact, to act on its behalf with respect to all matters relating to this Agreement and the Escrow Agreement, (C) contain an acknowledgment by such holder of such Certificate of its indemnity obligations pursuant to Article VII of this Agreement and pursuant to the Escrow Agreement, (D) serve as a counterpart signature page to the Registration Rights Agreement and (E) otherwise be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and, if applicable, cash to be paid for fractional shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. Parent shall cause the Exchange Agent to deliver such certificates and cash, if any, to such holder as soon as reasonably practicable after receipt by the Exchange Agent of the holder's properly completed letter of transmittal and Certificate evidencing his, her or its Shares or Company Warrants. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and, if applicable, a check representing the amount of consideration payable in lieu of fractional shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 1.10.

          (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.10(f), until the holder of record of such Certificate shall surrender such Certificate or an affidavit, and, if required, a bond or indemnity, with respect thereto pursuant to Section 1.10(d). Subject to the effect of applicable laws, following surrender of any such Certificate or such affidavit and bond or indemnity, if any, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor without interest (i) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.10(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of Parent Common Stock and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

          (d) In the event that any Certificate for Shares or Company Warrants shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof in a form acceptable to Parent, such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent or the Exchange Agent may, in its reasonable discretion, require the delivery of a suitable bond or indemnity.

          (e) All shares of Parent Common Stock issued upon the surrender for exchange of Shares or Company Warrants in accordance with the terms hereof (including any cash paid pursuant to Section 1.10(c) or 1.10(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares or Company Warrants; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the date hereof that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

          (f) No fractions of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof, each holder of Shares or Company Warrants otherwise entitled to a fraction of a share of Parent Common Stock shall upon surrender of his or her Certificate or Certificates be entitled to receive from Parent an amount of cash (without interest) determined by multiplying (i) $55.075 by (ii) the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

          (g) Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company upon the expiration of twelve (12) months after the Effective Time shall be delivered to Parent upon demand and any stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Parent as general creditors for payment of their claim for Parent Common Stock and cash in lieu of fractional shares, as the case may be, and any applicable dividends or distributions with respect to Parent Common Stock.

          (h) Neither Parent, Acquisition nor the Company shall be liable to any holder of Shares or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (i) Notwithstanding anything to the contrary contained in this Agreement, promptly after the Effective Time, Parent shall deposit a number of shares of Parent Common Stock equal to ten percent (10%) of the aggregate number of shares of Parent Common Stock to be issued upon conversion of the Shares and Company Warrants issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares and (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent) (the "Escrow Amount") with Greater Bay Trust Company or another third person mutually satisfactory to Parent and the Securityholder Agent, as escrow agent (the "Escrow Agent") to be administered and distributed pursuant to the provisions of the Escrow Agreement. Such shares will be deposited by Parent with the same effect as if issued to the holders of Shares and Company Warrants pursuant to Section 1.8 and deposited by them with the Escrow Agent.

          Section 1.11.  Stock Options.
                         -------------

          (a) At the Effective Time, each option to purchase Shares (a "Company Stock Option" or collectively "Company Stock Options") issued pursuant to the Company's 1996 Stock Option Plan or other agreement or arrangement, whether vested or unvested, and outstanding as of the Effective Time shall be converted as of the Effective Time into options to purchase shares of Parent Common Stock in accordance with the terms of this Section 1.11. All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued are referred to collectively as the "Company Plans." Each
Company Stock Option shall be converted into an option to acquire a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock that the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Stock Option, whether or not vested, in full immediately prior to the Effective Time (rounded to the nearest whole share) at a price per share (rounded to the nearest whole cent) equal to (i) the per share exercise price for each Share otherwise purchasable pursuant to such Company Stock Option divided by (ii) the Exchange Ratio; provided, however, that in the case of any option to which
Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options") the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be adjusted as necessary in order to comply with Section 424(a) of the Code.

          (b) As soon as practicable after the date hereof, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Plans and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.11 after giving effect to the Merger). Parent shall comply with the terms of the Company Plans and ensure, to the extent required by and subject to the provisions of such Company Plans, that Company Stock Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Parent after the Effective Time.

          (c) Parent shall cause a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this Section 1.11 to be reserved for issuance for as long as such options remain outstanding. Within thirty (30) days after the Effective Time, Parent shall (i) if no registration statement is in effect covering such shares of Parent Common Stock, file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Stock Options held by persons who are directors, officers or employees of the Company, which will include or be accompanied by a registration statement on an appropriate form with respect to the resale of any shares of Parent Common Stock acquired pursuant to the exercise, prior to the effectiveness of the S-8, of Company Stock Options, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding and (ii) cause such shares of Parent Common Stock to be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

          Section 1.12  Conversion of Warrants. At the Effective Time, each
                        ----------------------
outstanding warrant to purchase Shares (each, a "Company Warrant" or collectively "Company Warrants") shall, without any action on the part of the holder, be converted into and shall become a number of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock equal to (i) the number of shares of Company Common Stock that the holder of such Company Warrant would be entitled to receive upon a cash exercise of the Company Warrant multiplied by the Exchange Ratio, minus (ii) an amount equal to (A) the aggregate exercise price provided for in such Company Warrant, divided by (B) $55.075 (except that, in lieu of any fraction of a share resulting after such subtraction will be the holder of such Company Warrant will be entitled to receive cash in accordance with Section 1.10(f)).

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to each of Parent and Acquisition, subject to the exceptions set forth in the Disclosure Schedule (the "Company Disclosure Schedule") delivered by the Company to Parent in accordance with Section 4.12. A fact or matter disclosed in the Company Disclosure Schedule with respect to one Section shall be deemed to be described with respect to each other Section of this
Article II where such disclosure is appropriate to the extent that the relevance of the disclosure to such other Section is readily apparent:

        Section 2.1.  Organization and Qualification; Investments.
                      -------------------------------------------

          (a) The Company is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the Articles of Organization and bylaws, as currently in full force and effect, of the Company. The Company has no subsidiaries.

          (b) Except as set forth on Section 2.1(b) of the Company Disclosure Schedule, the Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company" means any circumstance, change in, or effect on the Company (i) that is, or is reasonably likely in the future to be, materially adverse to the operations, assets or liabilities (including contingent liabilities), earnings or results of operations, the condition (financial or otherwise) or prospects of the Company or (ii) that would reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the Merger; provided, however, that such term shall not include any circumstance or change related to (A) general economic conditions, (B) securities markets generally, (C) the entering into or announcement of this Agreement or the consummation of the transactions contemplated hereby or (D) any action or omission or event contemplated by this Agreement or to which Parent consents.

          (c) Section 2.1(c) of the Company Disclosure Schedule sets forth a true and complete list of each equity investment in an amount of Fifty Thousand Dollars ($50,000) or more or that represents a five percent (5%) or greater ownership interest in the subject of such investment made by the Company in any other person ("Other Interests"). The Other Interests are owned by the Company, in each case free and clear of all Liens, except for Liens that may be created by any partnership or joint venture agreements for Other Interests.

          Section 2.2.  Capitalization of the Company.  The authorized capital
                        -----------------------------
stock of the Company consists of Four Million (4,000,000) shares of Company Common Stock, of which One Million, Three Hundred Sixty-Six Thousand, Eight Hundred Thirty-Four (1,366,834) were issued and outstanding as of the date hereof, Seven Hundred Fifty-Nine Thousand, Nine Hundred Fifty-Three (759,953) shares of Series A Preferred Stock, of which Six Hundred Fifty-Six Thousand Three Hundred Twenty-Two (656,322) were issued and outstanding as of the date hereof and, subject to the matter disclosed in Section 2.2 of the Company Disclosure Schedule, Ninety Two Thousand One Hundred Sixteen (92,116) shares of Series B Preferred Stock, all of which were issued and outstanding as of the date hereof. All of the outstanding shares of

Company Common Stock, Series A Preferred Stock and Series B Preferred Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date hereof, there were outstanding Company Stock Options for the purchase of Three Hundred Forty-Two Thousand Five Hundred Ninety-Five (342,595) Shares of Company Common Stock. As of the date hereof, Three Hundred and One Thousand One Hundred and Four (301,104) Shares were reserved for issuance and were issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Warrants. The outstanding Shares, Company Stock Options and Company Warrants are owned of record by those persons, in the amounts, at the exercise price and on the vesting schedule, all as set forth in
Section 2.2 of the Company Disclosure Schedule. Except as set forth above or in
Section 2.2 of the Company Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company, and no obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or other similar rights (collectively "Company Securities"). Except as set forth in Section 2.2 of the Company Disclosure Schedule, as of the date hereof, there are no outstanding rights or obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company.

        Section 2.3.  Authority Relative to this Agreement; Recommendation.
                      ----------------------------------------------------

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of the Company (the "Company Board"), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the other Transaction Documents to which it is a party, or to consummate the transactions contemplated hereby and thereby, except as set forth in Section 2.3 of the Company Disclosure Schedule. This Agreement and each of the other Transaction Documents to which the Company is a party, have been duly and validly executed and delivered by the Company and constitute, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto the valid, legal and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

          (b) The Company Board has unanimously voted to recommend that the stockholders of the Company approve and adopt this Agreement.

        Section 2.4.  Financial Statements.
                      --------------------

          (a) The Company has delivered to Parent copies of financial statements (hereinafter collectively called the "Financial Statements"), as set forth in Exhibit D, which have been prepared in all material respects in accordance with United States generally accepted accounting principles consistently applied and maintained throughout the periods indicated and fairly present the financial condition of the Company at their respective dates and the results of its operations for the periods covered thereby as follows: (i) unaudited balance sheets of the Company at December 31, 1999 and June 30, 2000 and (ii) the related unaudited statement of earnings/operations for the fiscal year ended December 31, 1999 and the six months ended June 30, 2000. The balance sheet of the Company at June 30, 2000 is referred to herein as the "Company Balance Sheet" and the date thereof is referred to herein as the "Company Balance Sheet Date." Except as set forth in the Financial Statements or Section 2.4(a) of the Company Disclosure Schedule, such statements of earnings/operations do not contain any items of special or nonrecurring revenue or any other income not earned in the ordinary course of business except as expressly specified therein, and such unaudited Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation.

          (b) The Company will have delivered to Parent as promptly as practicable (but in all events not later than five (5) days after the date hereof) a final audited balance sheet of the Company at December 31, 1999, and the related audited statements of earnings/operations for the year ended December 31, 1999, accompanied by the audit opinion thereon of PricewaterhouseCoopers LLP, the Company's independent accountants (the "Final Audited Financial Statements"), and such Final Audited Financial Statements will have been prepared in all material respects in accordance with United States generally accepted accounting principles consistently applied and maintained throughout the period indicated and fairly present the financial condition of the Company at the date and the results of its operations for the period covered thereby.

          Section 2.5.  Information Supplied.  None of the information supplied
                        --------------------
or to be supplied by the Company for inclusion in the Information Statement used or delivered to Company stockholders in connection with the approval of the Merger and the adoption of this Agreement and the other Transaction Documents (the "Information Statement") will, at the date mailed to stockholders of the Company and at the time used in connection with obtaining the approval of the Merger and the adoption of this Agreement and the other Transaction Documents, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The foregoing representation shall not apply to information furnished in writing to the Company by or on behalf of Parent or Acquisition for inclusion in the Information Statement. The Information Statement insofar as it relates to the meeting of the Company's stockholders to vote on, or a solicitation of written consents from Company Stockholders for approval of, the Merger will comply as to form in all material respects with the provisions of the MBCL and the rules and regulations thereunder.

          Section 2.6.  Consents and Approvals; No Violations.  Except for
                        -------------------------------------
filings, permits, authorizations, consents and approvals as (a) may be required under applicable requirements of state securities or blue sky laws and (b) have already been made or obtained, and except for the filing and recordation of the Certificate of Merger as required by the MBCL and the DGCL, no filing with or notice to and no permit, authorization, consent or approval of any United States, state, local or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or any of the other Transaction Documents to which it is a party or the consummation by the Company of the transactions contemplated hereby and thereby. Neither the execution, delivery and performance of this Agreement or any of the other Transaction Documents to which it is a party by the Company nor the consummation by the Company of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the respective Articles of Organization or bylaws (or similar governing documents) of the Company, (ii) except as set forth in Section 2.6 of the Company Disclosure Schedule, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, in each case that is material to the Company, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its properties or assets.

          Section 2.7.  No Default.  Except as set forth in Section 2.7 of the
                        ----------
Company Disclosure Schedule, the Company is not in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Organization or bylaws (or similar governing documents)or
(ii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its properties or assets.

          Section 2.8.  No Undisclosed Liabilities; Absence of Changes.  Except
                        ----------------------------------------------
as and to the extent set forth in Section 2.8 of the Company Disclosure Schedule or as and to the extent expressly set forth or provided for or reserved against in the Company Balance Sheet, the Company has no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of the Company (including the notes thereto), other than liabilities and obligations which, individually or in the aggregate, will not have a Material Adverse Effect on the Company. Except as and to the extent set forth in Section 2.8 of the Company Disclosure Schedule, between the Company Balance Sheet Date and the date hereof, there have been no events, changes or effects with respect to the Company that have had or would reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as and to the extent as set forth in Section
2.8 of the Company Disclosure Schedule, between the Company Balance Sheet Date and the date hereof, the Company has conducted its business in all material respects only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business consistent with past practices, and there has not been any (i) material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, not covered by insurance; (ii) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; (iii) amendment of any material term of any outstanding security of the Company; (iv) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices (but in all events not exceeding Fifty Thousand Dollars ($50,000) in the aggregate); (v) creation or assumption by the Company of any Lien on any material asset other than in the ordinary course of business consistent with past practices (not to exceed Fifty Thousand Dollars ($50,000) in the aggregate with respect to the Indebtedness underlying such Liens); (vi) loan, advance or capital contributions made by the Company to, or investment in, any person other than (x) loans or advances to employees in connection with business-related travel and, (y) loans made to employees consistent with past practices that are not in the aggregate in excess of Fifty Thousand Dollars ($50,000), in each case made in the ordinary course of business consistent with past practices; (vii) transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract, agreement or other right, in any case, material to the Company, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement; or (viii) change by the Company in its accounting principles, practices or methods. Between the Company Balance Sheet Date and the date hereof, except for increases in the ordinary course of business consistent with past practices, there has not been any increase in the compensation payable or that could become payable by the Company to (A) officers of the Company or (B) any employee of the Company whose annual cash compensation is Fifty Thousand Dollars ($50,000) or more.

          Section 2.9.  Indebtedness; Bank Accounts; Receivables; Customers.
                        ---------------------------------------------------

          (a) Section 2.9(a) of the Company Disclosure Schedule provides accurate and complete information (including amount and name of payee) with respect to each Indebtedness of the Company having an outstanding principal balance as of June 30, 2000 of Fifty Thousand Dollars ($50,000) or more. For purposes hereof, "IndebtednessA" of any person shall mean any item of indebtedness of such person for borrowed money and purchase money indebtedness, including, without limitation, any capitalized lease obligation which, in accordance with generally accepted accounting principles, would be included in determining liabilities as shown on the liability side of the balance sheet of such person as of the date as of which indebtedness is to be determined, and shall also include any Contingent Obligation. For purposes hereof, a "Contingent ObligationA" shall mean, as applied to any person, any direct or indirect liability, contingent or otherwise, of that person with respect to any Indebtedness, capital lease (other than as lessor), dividend, letter of credit, surety bond, or other obligation of another, including, without limitation, any such obligation directly or indirectly guarantied, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that person, or in respect of which that person is otherwise directly or indirectly liable. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported.

          (b) Section 2.9(b) of the Company Disclosure Schedule provides the account numbers, type of account and names of all individuals authorized to draw on or make withdrawals from each account with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

          (c) Section 2.9(c) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company (collectively, "Receivables") as of the Company Balance Sheet Date. Except as set forth in Section 2.9(c) of the Company Disclosure Schedule, all existing Receivables (including those Receivables reflected on the Financial Statements that have not yet been collected and those Receivables that have arisen since the Company Balance Sheet Date and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) have been collected or are current and the Company has received no written notice causing it to believe that it will not be collected by the Company or the Surviving Corporation (without any counterclaim or set-off) within ninety (90) days after the date due or, with respect to those Receivables already more than ninety (90) days past due, forty-five (45) days after the Closing Date, in each case net of an allowance for doubtful accounts not to exceed amounts reserved for on the Balance Sheet.

          (d) Section 2.9(d) of the Company Disclosure Schedule identifies and provides an accurate and complete breakdown of the revenues received from each customer or other person that accounted for more than Fifty Thousand Dollars ($50,000) of the revenues of the Company in the fiscal year ended on the Company Balance Sheet Date, and identifies each customer that is obligated to make payments to the Company in an aggregate amount exceeding Fifty Thousand Dollars ($50,000) per year. The Company has not received any notice or other communication indicating that any customer or other person identified in Section 2.9(d) of the Company Disclosure Schedule intends or expects to cease dealing with the Company.

          (e) Except as disclosed in Section 2.9(e) of the Company Disclosure Schedule, no customer of the Company has a right of refund or set off from the Company.

          Section 2.10.  Litigation.  Except as set forth in Section 2.10 of the
                         ----------
Company Disclosure Schedule, there is no suit, claim or action, or, to the knowledge of the Company, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its properties or assets before any Governmental Entity. The Company is not subject to any outstanding order, writ, injunction or decree.

          Section 2.11.  Compliance with Applicable Law.  The Company holds all
                         ------------------------------
permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is in compliance with the terms of the Company Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except for violations, the existence of which would not have a Material Adverse Effect on the Company. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, except as set forth in Section 2.11 of the Company Disclosure Schedule.

          Section 2.12.  Title to Properties; Absence of Liens and Encumbrances.
                         ------------------------------------------------------

          (a) The Company does not own any fee interest in any real property nor has it ever owned any fee interest in any real property. Section 2.12(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor and the date of the lease and each amendment thereto. All such current real property leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by or with respect to the Company, or to the Company's knowledge, by or with respect to any third party. Complete and correct copies of such leases in effect on the date hereof have been delivered to Parent.

          (b) The Company has good and valid title to or, in the case of leased properties and assets, valid leasehold interests in, all of its material properties and material assets, whether tangible or intangible (including Intellectual Property), real, personal and mixed, free and clear of any Liens except as reflected in the Financial Statements or in Section 2.12(b) of the Company Disclosure Schedule.

        Section 2.13.  Employee Benefit Plans; Labor Matters.
                       -------------------------------------

          (a) Section 2.13(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and other similar fringe or employee benefit plans, programs or arrangements written or otherwise maintained or contributed to for the benefit of or relating to any employee or former employee of the Company any trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code (an "ERISA Affiliate"), as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together the "Employee PlansA"). The Company has made available to Parent, where applicable, a copy of (i) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service (the "IRS") for each disclosed Employee Plan; (ii) the plan documents and instruments governing each such Employee Plan (other than those referred to in Section 4(b)(4) of ERISA); (iii) all governmental rulings, determinations, opinions, and correspondences (and pending request for governmental rulings, determinations and opinions); and (iv) any non-discrimination test reports for each disclosed Employee Plan.

          (b) Each Employee Plan has been maintained, funded, operated and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to, ERISA, the Code and the Health Insurance Portability and Accountability Act of 1996. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code and each trust forming a part thereof that is intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS as to its qualification and tax-exempt status and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Employee Plan or the tax-exempt status of such related trust. Except as set forth in Section 2.13(b) of the

Company Disclosure Schedule, no event has occurred and, to the knowledge of the Company, there currently exists no condition or set of circumstances in connection with which the Company could be subject to any liability relating to any Employee Plans, or under ERISA, the Code or any other applicable law, including any liability under Title IV of ERISA . Each Employee Plan can be amended or terminated in accordance with its terms and any applicable law without any material liability to the Company other than that required by applicable law or for benefits accrued or incurred before such amendment or termination.

          (c) Section 2.13(c) of the Company Disclosure Schedule sets forth a list as of the date hereof of (i) all employment agreements with directors, officers or employees of the Company; (ii) all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding Fifty Thousand Dollars ($50,000); (iii) all severance agreements, programs and policies of the Company with or relating to its employees except such programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of the Company with or relating to its employees that contain change in control provisions. The Company has made available to Parent copies (or descriptions in detail reasonably satisfactory to Parent) of all such agreements, plans, programs and other arrangements.

          (d) Except as disclosed in Section 2.13(d) of the Company Disclosure Schedule, there will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any Employee Plan or any agreement or arrangement disclosed under this Section 2.13 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

          (e) No Employee Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates other than pursuant to Section 4980B of the Code or similar state laws.

          (f) There are no controversies relating to any Employee Plan or other labor matters pending or, to the knowledge of the Company, threatened between the Company and any of its employees. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company except as disclosed in Section 2.13(f) of the Company Disclosure Schedule, nor does the Company know of any activities or proceedings of any labor union to organize any such employees. There are no strikes, slowdowns, work stoppages, lockouts or, to the Company's knowledge, threats thereof by or with respect to any employees of the Company. Except as described in Section 2.13(f) of the Company Disclosure Schedule, the Company is not bound by any agreement, nor has it taken or omitted to take any action, that restricts its ability to terminate the employment of any of its employees at any time without payment or other liability.

        Section 2.14.  Agreements, Scheduled Contracts and Commitments.
                       -----------------------------------------------

          (a) Scheduled Contracts.  Except as set forth in Sections 2.8, 2.13
              -------------------
and 2.14(a) of the Company Disclosure Schedule, the Company has no, is not a party to and is not bound by:

               (i) any collective bargaining agreements;

                    (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

                    (iii) any bonus, deferred compensation, sales compensation plan, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements or agreements to change any such plans whether written or oral;

                    (iv) any employment or consulting agreement with an employee or individual consultant, or any consulting or sales agreement under which a firm or other organization provides services to the Company in any case involving aggregate payments in excess of Fifty Thousand Dollars ($50,000) in one year;

                    (v) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                    (vi)    any fidelity or surety bond or completion bond;

                    (vii) any lease of personal property having a value individually in excess of Fifty Thousand Dollars ($50,000);

                    (viii) any agreement of indemnification or guaranty other than for the endorsement of commercial paper in the ordinary course of business or as expressly set forth in the Scheduled Contracts;

                    (ix) any agreement pursuant to which the Company has granted, or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code;

                    (x) any agreement relating to capital expenditures and involving future payments in excess of Fifty Thousand Dollars ($50,000);

                    (xi) any agreement relating to the disposition or acquisition of assets, property or any interest in any business enterprise outside the ordinary course of the Company's business;

                    (xii) any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit, including any guaranty referred to in clause
(viii) of this Section 2.14(a);

                    (xiii) any purchase order or contract for the purchase of raw materials or services involving Fifty Thousand Dollars ($50,000) or more;

                    (xiv)   any construction contract;

                    (xv) any distribution, joint marketing or development agreement;

                    (xvi) any other agreement that involves Fifty Thousand Dollars ($50,000) or more or is not cancelable without penalty upon notice of thirty (30) days or less;

                    (xvii) any contract under which the Company provides services to third parties for which it will receive payments in excess of Fifty Thousand Dollars ($50,000) in a period of twelve (12) consecutive months;

                    (xviii) any contract that contains a liquidated damages provision for failure to meet performance or quality milestones; or

                    (xix) any other material agreement or commitment, whether written or oral.

          (b) Loss Contracts.  Section 2.14(b) of the Company Disclosure
              --------------
Schedule identifies all contracts (whether fixed price or time and materials with a price cap or other contract having similar effect) under which the Company provides products or services to a third party and as to which the cost of performance has exceeded or is likely to exceed the contract price and also sets forth, with respect to each such contract, the amount by which such cost of performance exceeds such contract price. Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, all contracts under which the Company provides products or services to a third party are capable of being performed at a cost equal to or less than the contract price.

          (c)  No Government Contracts.
               -----------------------

                    (i) Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, the Company is not and never was a party to any Government Contract or outstanding Bid.

                    (ii) For purposes hereof, "Bid" means any quotation, bid or proposal by the Company or any of its affiliates which, if accepted or awarded, would lead to a Government Contract for the design, manufacture or sale of products or the provision of services by the Company.

                    (iii) For purposes hereof, "Government ContractA" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind relating to the business of the Company between the Company and (A) the U.S. Government,
(B) any prime contractor to the U.S. Government or (C) any subcontractor with respect to any contract described in clause (A) or (B) of this sentence.

          (d) No Contract Breaches.  Except for such alleged breaches,
              --------------------
violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in
Section 2.14(d) of the Company Disclosure Schedule, the Company has not breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth in Sections 2.2, 2.8, 2.13(a), 2.13(c), 2.14(a), 2.14(b), 2.18(e) or 2.18(p) (any such agreement, contract or commitment, regardless of whether it is set forth on such schedule, a "Scheduled Contract") except where such breach, violation or default would not have a Material Adverse Effect on the Company. Each Scheduled Contract is in full force and effect and, except as otherwise disclosed in Section 2.14(d) of the Company Disclosure Schedule, is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

          (e) Consulting Agreements.  With respect to the consulting agreements
              ---------------------
of the Company listed in Section 2.14(a) of the Company Disclosure Schedule, (i) all of the agreements and understandings of the Company, on the one hand, and each of the respective third parties, on the other hand, are set forth in the copies of such agreements provided to Parent, (ii) there are no other agreements, written or oral, changing the rights or obligations of the Company thereunder and (iii) except as set forth on Section 2.14(e) of the Company Disclosure Schedule, the Company has retained all rights to its Intellectual Property related to such agreements and the third parties do not have any ownership interest, jointly or otherwise, in such Intellectual Property.

     Section 2.15.  Interested Party Transactions.  Except as set forth in
                    -----------------------------
Section 2.15 of the Company Disclosure Schedule, no member, manager, officer or Affiliate of the Company (nor, to the knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any Person which has furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell,
(ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company, any goods or services, (iii) a beneficial interest in any Scheduled Contract or (iv) any contractual or other arrangement with the Company; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any person" for purposes of this Section 2.15.

     Section 2.16.  Environmental Laws and Regulations.
                    ----------------------------------

          (a) The Company is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) (collectively "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. The Company has not received written notice of and to its knowledge is not the subject of any action, cause of action, claim, investigation, demand, notice, order, decree or injunction by any person alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim"). To the knowledge of the Company, there are no existing facts that are reasonably likely to prevent or interfere with such material compliance in the future. The Company is not subject to any Environmental Claim or other arrangements with any Governmental Entity or, other than the Loan Agreement with Silicon Valley Bank dated June 15, 1999, subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law.

          (b) There are no Environmental Claims that are pending or, to the knowledge of the Company, threatened against the Company or, to the knowledge of the Company, against any person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

          (c) The properties currently operated by the Company (including soils, groundwater, surface water, buildings or other structures) do not contain levels of any Hazardous Substances in concentrations requiring investigation or Remediation under any Environmental Law. The properties formerly operated by the Company were not contaminated with any Hazardous Substances during the period of operation of the Company. The Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property.

For purposes hereof, "Hazardous Substance" means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or
(iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law; and "Remediation" means
(a) any remedial action, response or removal as those terms are defined in 42 U.S.C. ?9601; or (b) any "corrective action" as that term has been construed by Governmental Entities pursuant to 42 U.S.C. ?6924.

     Section 2.17.  Taxes.
                    -----

          (a) Definitions.  For purposes of this Agreement:
              -----------

                    (i) the term "Tax" (including "Taxes") means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

                    (ii) the term "Tax ReturnA" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

          (b) Except as otherwise disclosed in Section 2.17(b) of the Company Disclosure Schedule, the Company has timely filed all material Tax Returns it is required to have filed; and such Tax Returns are accurate and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

          (c) The Company has paid or adequately provided in the most recent Financial Statements for all Taxes (whether or not shown on any Tax Return) it is required to have paid or to pay through the date of such Financial Statements. All Taxes that the Company has been required to collect and withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

          (d) No material claim for assessment or collection of Taxes is presently being asserted against the Company and the Company is not a party to any pending action, proceeding, or investigation by any governmental taxing authority nor does the Company have knowledge of any such threatened action, proceeding or investigation.

          (e) Except as set forth in Section 2.17(e) of the Company Disclosure Schedule, the Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any resulting change of control of the Company, in the payment of any "excess parachute payments" within the meaning of
Section 280G of the Code.

          (f) The Company is not a party to any Tax allocation or sharing agreement, other than any agreement entered into in the ordinary course of business with customers, vendors, suppliers, and lessors with respect to Taxes other than net income taxes.

          (g) The Company has not been a member of an affiliated group filing a consolidated federal income Tax return and it does not have any liability for the Taxes of another person (i) under Section 1.1502-6 of the U.S. Treasury Regulations promulgated under the Code (or any similar provision of state, local or foreign law) or (ii) as a transferee or successor.

          (h) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (i) The Company made and continued to have in effect a valid and timely election to be treated as an "S corporation" under Sections 1361 et seq. of the Code (and any corresponding provisions of all applicable state and local income tax laws) for each taxable year from 1991 through September 29, 1997, and the Company was treated as an "S corporation" under the Code and all such state and local tax laws, where applicable for all such taxable years or portions thereof ending on and prior to September 29, 1997.

     Section 2.18.  Intellectual Property.
                    ---------------------

          (a) Section 2.18(a) of the Company Disclosure Schedule sets forth, for the Intellectual Property owned, in whole or in part, including jointly with others, by the Company, a complete and accurate list of all United States and foreign (i) Patents and patent applications; (ii) Trademark registrations and applications and material unregistered Trademarks; and (iii) Copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed). For purposes of this Agreement, "Intellectual Property" means: trademarks and service marks (whether register or unregistered), trade names, designs and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); patents (including any continuations, continuations in part, reissue patents, reexamination certificates and applications for any of the foregoing) (collectively "Patents"); copyrights (including any registrations and applications therefor and whether registered or unregistered)(collectively "Copyrights"); computer software; databases; works of authorship; mask works; technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information (collectively, "Trade Secrets"). Intellectual Property, Patents, Trademarks, Copyrights or Trade Secrets shall mean only such as are owned, in whole or in part, including jointly with others, by the Company.

          (b)  Trademarks.
               ----------

                    (i) All Trademark registrations are currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise materially affect the priority and enforceability of the Trademark in question.

                    (ii) No registered Trademark has been within the last three (3) years or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office. No such action has been threatened within the one (1)-year period prior to the date of this Agreement.

                    (iii) There has been no prior use of any material Trademark by any third party which would confer upon said third party superior rights in any such Trademark.

                    (iv) All material Trademarks registered in the United States have been in continuous use by the Company since their registration.

          (c)  Patents.
               -------

                    (i) All Patents are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or otherwise materially affect the enforceability of the Patent in question.

                    (ii) Except as disclosed in Section 2.18(c) of the Company Disclosure Schedule, no Patent has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office. To the Company's knowledge, no such action has been threatened within the one (1)-year period prior to the date of this Agreement.

                    (iii) There is no patent, printed publication or other prior art of any person that conflicts in any material respect with any Patent.

          (d) Reserved.
              --------

          (e) License Agreements.  Section 2.18(e)(i) of the Company Disclosure
              ------------------
Schedule sets forth a complete and accurate list of all license agreements granting to the Company any material right to use or practice any rights under any Intellectual Property other than office automation software used generally in the Company's operations and other software that is not used in connection with the design, development, use, maintenance and support, testing, assembly and manufacture of the Company's products and is commercially available on reasonable terms to any person for a license fee of no more than Fifty Thousand Dollars ($50,000) (collectively, the "Inbound License Agreements"), indicating for each the title and the parties thereto and the amount of any future royalty or license fee payable thereunder. Section 2.18(e)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements under which the Company licenses software or grants other rights in to use or practice any rights under any Intellectual Property, excluding licenses with customers that in the one (1)-year period prior to the date hereof have purchased or licensed products for which the total payments to the Company did not exceed Fifty Thousand Dollars ($50,000) (collectively, the "Outbound License Agreements"), indicating for each the title and the parties thereto. There is no material outstanding or, to the Company's knowledge, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

          (f) Ownership; Sufficiency of IP Assets.  Except as set forth in
              -----------------------------------
Section 2.18(f) of the Company Disclosure Schedule, the Company owns or possesses adequate licenses or other rights to use, free and clear of Liens, orders and arbitration awards, all of its Intellectual Property used in and necessary to the conduct of its business. The Intellectual Property identified in Section 2.18(a) of the Company Disclosure Schedule, together with the Company's unregistered copyrights, the Company's Trade Secrets and the Company's rights under the licenses granted to the Company under the Inbound License Agreements, constitute all the material Intellectual Property rights used in the operation of the Company's business as it is currently conducted and are all the Intellectual Property rights necessary to operate such businesses after the Effective Time in substantially the same manner as such business has been operated by the Company prior thereto.

          (g) No Infringement by the Company.   The products used, manufactured,
              ------------------------------
marketed, sold or licensed by the Company, and all Intellectual Property used in the conduct of the Company's business as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

          (h) No Pending or Threatened Infringement Claims.  Except as disclosed
              --------------------------------------------
in Section 2.18(h) of the Company Disclosure Schedule, no litigation is now or, within the three (3) years prior to the date of this Agreement, was pending and, to the Company's knowledge, no notice or other claim in writing has been received by the Company within the one (1)-year period prior to the date of this Agreement, (i) alleging that the Company has engaged in any activity or conduct that infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or
exclusively licensed by the Company.   Except as specifically disclosed in one
or more Sections of the Company Disclosure Schedules pursuant to this Section 2.18, no Intellectual Property owned or licensed by the Company is subject to any outstanding order, judgment, decree, stipulation or agreement (other than Inbound License Agreements) restricting the use thereof by the Company or, in the case of any Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company to any person.

          (i) No Infringement by Third Parties.  Except as disclosed in Section
              --------------------------------
2.18(i) of the Company Disclosure Schedule, to the Company's knowledge, no person is misappropriating, infringing, diluting, or violating any Intellectual Property owned or exclusively licensed by the Company and no such claims have been brought against any person by the Company.

          (j) Assignment; Change of Control.  Except as disclosed in Section
              -----------------------------
2.18(j) of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company's rights to own any of its Intellectual Property or their respective rights under the License Agreements, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

          (k) Software.  The Software owned or purported to be owned by the
              --------
Company and used in its business ("Owned Software") set forth in Section
2.18(k) of the Company Disclosure Schedule, was either (i) developed by employees of Company within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company pursuant to written agreements; or (iii) otherwise acquired by the Company from a third party. The Owned Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than the Company, except for such materials or development environments obtained by the Company from other persons who make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms or as negotiated between the Company and such other person. For purposes hereof, "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code,
(ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

          (l) Performance of Existing Software Products.  Section 2.18(l) of the
              -----------------------------------------
Company Disclosure Schedule contains a list of (i) the Software products that are manufactured by the Company and (ii) any Software products marketed by the Company as to which the Company warrants performance to the end user thereof (collectively "Software Products"). All of such Software Products listed and described in Section 2.18(l) of the Company Disclosure Schedule perform in all material respects, free of significant bugs or programming errors, the functions described in any protocol or standard applicable to the product, and any agreed specifications or end user documentation or other information provided to customers of the Company on which such customers relied when licensing or otherwise acquiring such products, except as may be fixed or corrected in the ordinary course of business and without material expenditure.

          (m) Documentation.  The Company have taken all actions it believes are
              -------------
customary in the software industry to document the Software and its operation, such that the materials comprising the Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

          (n) Reserved.
              ---------

          (o) Employee Confidentiality Agreements.  Except as set forth in
              -----------------------------------
Section 2.18(o) of the Company Disclosure Schedule, all current and former employees and consultants of the Company whose duties or responsibilities relate to the Company's business have entered into confidentiality, invention assignment and proprietary information agreements with the Company in the form provided to Parent. To the Company's knowledge, no employee or consultant of the Company whose duties or responsibilities relate to the Company's business is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Entity, or any other restriction that would materially interfere with the use of his or her best efforts to carry out his or her duties for the Company (other than time commitments of independent contractors to their other clients) or that would conflict with the Company's business. The carrying on of the Company's business by such employees and contractors of the Company and the conduct of the Company's business as presently proposed, will not, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants or the Company is now obligated. Except as set forth in Section 2.18(o) of the Company Disclosure Schedule, it is not necessary to utilize any inventions or any other Intellectual Property of any employees of or consultants to the Company (or persons the Company currently intends to hire) acquired prior to their employment by the Company in order to carry on the business of the Company as presently conducted. To the Company's knowledge, at no time during the conception of or reduction to practice of any of Intellectual Property owned by the Company was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company's rights in such Intellectual Property.

          (p) Export Restrictions.  The Company has not exported or transmitted
              -------------------
Software or other material in connection with the Company's business to any country to which such export or transmission is restricted by any applicable law, without first having obtained all necessary and appropriate United States or foreign government licenses or permits.

          (q) Disabling Code and Contaminants.  The Owned Software is free of
              -------------------------------
any disabling codes or instructions (a "Disabling Code") (other than those intended for the benefit and protection of the Company), and any virus or other intentionally created, undocumented contaminant (a "Contaminant"), that may, or may be used to, access, modify, delete, damage or disable any Systems (as defined below) or that may result in damage thereto. The Company has taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that its internal computer systems used in connection with the Company's business (consisting of hardware, software, databases or embedded control systems, "Systems") are free from Disabling Codes and Contaminants. To the knowledge of the Company, the Software that is licensed by the Company from any third party is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the Systems or that might result in damage thereto. Except as may be set forth in Section 2.18(q) of the Company Disclosure Schedule, the Company has taken all commercially reasonable steps to safeguard its Systems and restrict unauthorized access thereto.

     Section 2.19.  Insurance.  The Company has provided Parent and Acquisition
                    ---------
with copies of all insurance policies maintained by the Company as of the date hereof (the "Insurance Policies") and access to information related to the Company's claims history under each such Insurance Policy Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

     Section 2.20.  Certain Business Practices.  Neither the Company nor, to the
                    --------------------------
knowledge of the Company, any person acting on behalf of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     Section 2.21.  Restrictions on Business Activities.  Except as set forth in
                    -----------------------------------
Section 2.21 of the Company Disclosure Schedule, there is no agreement (noncompete or otherwise), judgment, injunction, order or decree to which the Company is a party or, to the knowledge of the Company, otherwise binding upon the Company that has or is reasonably likely to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, except as set forth in Section 2.21 of the Company Disclosure Schedule, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products or providing services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     Section 2.22.  Product and Service Warranties.  Section 2.22 of the Company
                    ------------------------------
Disclosure Schedule sets forth a summary of the written warranties and guaranties by the Company currently in effect with respect to any of its products or services, complete and accurate copies of which have been delivered to Parent. There have not been any deviations from such warranties and guaranties except such deviations as would not have a Material Adverse Effect. Except as set forth in Section 2.22 of the Company Disclosure Schedule, the Company has not made any oral warranty or guaranty with respect to any of its products or services.

     Section 2.23.  Suppliers.  During the last twelve (12) months, the Company
                    ---------
has received no notices of termination or written threats of termination from any of the five (5) largest suppliers of the Company.

     Section 2.24.  Vote Required.  The affirmative vote or consent of the
                    -------------
holders (a) of a majority of the outstanding Shares of Company Common Stock, voting as a separate class, (b) of a majority of the outstanding Series A Preferred Stock , voting as a separate class, (c) of two-thirds of the outstanding Series B Preferred Stock, voting as a separate class and (d) of two-thirds of the outstanding Company Warrants, is the only vote or consent of the holders of any Company Securities necessary to approve and adopt this Agreement and the Merger.

     Section 2.25.  Brokers.  No broker, finder or investment banker is entitled
                    -------
to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.


     Section 2.26.  Minute Books.  The minute books of the Company made
                    ------------
available to Parent are the only minute books of the Company and contain a reasonably accurate summary of all actions taken at meetings of the Company Board (or committees thereof) or actions by written consent since the time of organization of the Company.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     Parent and Acquisition hereby represent and warrant to the Company as follows:

     Section 3.1.  Organization.
                   ------------

          (a) Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore made available to the Company accurate and complete copies of the Certificate of Incorporation, as the case may be, and bylaws as currently in full force and effect, of Parent and Acquisition.

          (b) Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent. The term "Material Adverse Effect on Parent" means any circumstance, change in, or effect on Parent and its subsidiaries, taken as a whole, (i) that is, or is reasonably likely in the future to be, materially adverse to the operations, assets or liabilities (including contingent liabilities), earnings or results of operations or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole or (ii) that would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Merger; provided, however, that such term shall not include any circumstance or change related to (A) general economic conditions, (B) securities markets generally, (C) fluctuations in the price of Parent Common Stock unrelated to any event that would otherwise constitute a Material Adverse Effect on Parent, (D) the entering into or announcement of this Agreement or the consummation of the transactions contemplated hereby or (E) any action or omission or event contemplated by this Agreement or to which the Company consents.

     Section 3.2.  Capitalization of Parent and its Subsidiaries.
                   ---------------------------------------------

          (a) The authorized capital stock of Parent consists of Four Hundred Fifty Million (450,000,000) shares of Parent Common Stock, of which Fifty-Six Million, One Hundred Sixty-One Thousand Eight Hundred Thirty (56,161,830) shares of Parent Common Stock were issued and outstanding as of July 14, 2000 (after giving effect to the offering of Six Million, Eight Hundred Fifty-Five Thousand (6,855,000) shares of Parent Common Stock in the public offering described in clause (A) below), and Five Million (5,000,000) shares of preferred stock, $0.001 par value per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of June 9, 2000, Two Million, Six Hundred Fifty-Five Thousand Sixty-Four (2,655,064) shares of Parent Common Stock were reserved for issuance (excluding automatic future re-loads under Parent's option or employee stock purchase plans, "Parent Reserved Shares") and Nine Million, Two Hundred Eighty-Nine Thousand, Seven Hundred Thirty (9,289,730) were issuable upon or otherwise deliverable in connection with the exercise of outstanding options, warrants and convertible securities. Approximately Six Million, Three Hundred Two Thousand, Three Hundred Seventeen (6,302,317) shares of Parent Common Stock are issuable in connection with Parent's acquisition of Excess Bandwidth Corporation. Between June 9, 2000 and the date hereof, no shares of Parent's capital stock have been issued, other than (A) pursuant to the secondary offering of Parent Common Stock made pursuant to a Registration Statement on Form S-1 that was filed by Parent with the SEC and was declared effect on June 29, 2000, a copy of which has previously been provided to the Company and (B) pursuant to the exercise of stock options, warrants and convertible securities that entitled the holders thereof to purchase Parent Reserved Shares and except for grants of stock options to employees, officers and directors made in the ordinary course of business and consistent with past practice that would entitle the holders thereof to purchase Parent Reserved Shares. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent (ii) no securities of Parent or its subsidiaries convertible into or exchangeable for shares of capital stock, or voting securities of Parent (iii) no options or other rights to acquire from Parent or its subsidiaries and no obligations of Parent or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (iv) no equity equivalent interests in the ownership or earnings of Parent or its subsidiaries or other similar rights (collectively, "Parent Securities"). As of the date hereof, there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of capital stock of Parent. The Certificate of Incorporation and bylaws of Parent filed with the SEC as exhibits to Parent's annual report on Form 10-K for the fiscal year ended April 2, 2000 have not been amended as of the date hereof.

          (b) The Parent Common Stock constitutes the only class of equity securities of Parent or any of its subsidiaries registered or required to be registered under the Exchange Act.

          (c) At the Effective Time, the shares of Parent Common Stock issuable to the stockholders of the Company pursuant to Article I shall be duly authorized, validly issued, fully paid, nonassessable and shall not have been issued in violation of any preemptive, first refusal or other subscription rights of any stockholder of Parent.

     Section 3.3.  Authority Relative to this Agreement.  Each of Parent and
                   ------------------------------------
Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Transaction Documents to which Parent or Acquisition is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the executive committee of the board of directors of Parent and by the board of directors of Acquisition and by Parent as the sole stockholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or any of the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which Parent or Acquisition is a party have been duly and validly executed and delivered by each of Parent and Acquisition and constitute, assuming the due authorization, execution and delivery hereof by the other parties hereto and thereto, the valid, legal and binding agreements of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     Section 3.4.  SEC Reports; Financial Statements.
                   ---------------------------------

          (a) Parent has filed with the Securities and Exchange Commission (the "SEC") all required forms, reports and documents since November 16, 1999 (the "Parent SEC Reports") each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "Securities Act"), and the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), each law as in effect on the dates such forms reports and documents were filed. None of such Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. The audited and any unaudited consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto and except for the absence of footnotes in the unaudited financial statements), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of any interim financial statements, to normal year-end adjustments).

          (b) No change in the business, assets, liabilities, condition (financial or other), or results of operations of Parent has occurred between the date of filing of the SEC Reports filed with the SEC prior to the date hereof and the date hereof that would cause such SEC Reports, including the financial and schedules included or incorporated by reference therein, to contain, as of the date hereof, any untrue statement of a material fact or to omit to state a material fact that would be required to be stated or incorporated by reference therein or that would be necessary in order to make the statements contained therein, as of the date hereof, not misleading.

     Section 3.5.  Information Supplied.  None of the information supplied or to
                   --------------------
be supplied in writing by Parent or Acquisition for inclusion in the Information Statement will, at the date mailed or furnished to stockholders of the Company in connection with obtaining approval of the Merger, this Agreement and the other Transaction Agreement contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.

     Section 3.6.  Consents and Approvals; No Violations.  Except for filings,
                   -------------------------------------
permits, authorizations, consents, and approvals as (a) may be required under applicable requirements of state securities or blue sky laws and (b) have already been made or obtained, and except for the filing and recordation of the Certificate of Merger as required by the MBCL and the DGCL, no filing with or notice to, and no permit authorization consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or any of the other Transaction Documents to which it is a party or the consummation by Parent or Acquisition of the transactions contemplated hereby and thereby. Neither the execution, delivery and performance of this Agreement or any of the other Transaction Documents to which it is a party by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of Parent or Acquisition or any of Parent's other subsidiaries, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's other subsidiaries or any of their respective properties or assets.

     Section 3.7.  Brokers.  No broker, finder or investment banker is entitled
                   -------
to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

     Section 3.8.  No Prior Activities of Acquisition.  Except for obligations
                   ----------------------------------
incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and each of the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

                                   ARTICLE IV

                                   COVENANTS

     Section 4.1.  Conduct of Business of the Company.  Except as contemplated
                   ----------------------------------
by this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company shall conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use its commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it, with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement and except as described in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, the Company shall not, without the prior written consent of Parent:

          (a) amend its Articles of Organization or bylaws (or other similar governing instruments);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights) except for the issuance and sale of Shares upon the exercise of vested Company Stock Options granted under the Company Plans prior to the date hereof;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

          (e) (i) incur or assume any long-term or short-term Indebtedness or issue any debt securities, in each case, except for borrowings under existing lines of credit in the ordinary course of business and consistent with past practices, or modify or agree to any amendment of the terms of any of the foregoing; (ii) assume, guarantee, endorse (other than for collection or deposit in the ordinary course of business) or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in any other person (other than customary loans or advances to employees in each case in the ordinary course of business consistent with past practice not to exceed Fifty Thousand Dollars ($50,000) in the aggregate); (iv) pledge or otherwise encumber shares of capital stock of the Company; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

          (f) except as may be required by applicable law or as expressly contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, special remuneration, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

          (g) grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to agreements in effect on the date hereof, the terms of which are in all material respects completely and correctly disclosed in Section 2.13(c) of the Company Disclosure Schedule or as required by applicable federal, state or local applicable law or regulations;

          (h) except as expressly contemplated by this Agreement, enter into or amend any employment agreements, oral or written, increase the compensation payable or to become payable by it to any of its officers, stockholders, directors, employees or consultants, or adopt or amend any employee benefit plan or arrangement, oral or written (including any amendment to the Company Plans or the agreements thereunder), or increase the salaries or wage rates of its officers, stockholders, directors, employees or consultants;

          (i) terminate the employment of any manager or officer or grant any severance or termination pay to any officer or any other employee, except payments made pursuant to written agreements or other legally binding commitments disclosed to Parent in writing and in effect on the date hereof;

          (j) exercise its discretion to or otherwise voluntarily accelerate the vesting of any Company Stock Option as a result of the Merger, any other change of control of the Company (as defined in the Company Plans) or otherwise;

          (k) other than in the ordinary course of business and consistent with past practices, (i) acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of Fifty Thousand Dollars ($50,000) in the aggregate or (ii) acquire, sell, lease, license, transfer or otherwise dispose of any Intellectual Property;

          (l) except as may be required as a result of a change in applicable law or in generally accepted accounting principles, change any of the accounting principles, practices or methods used by it;

          (m) revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business and consistent with past practices;

          (n) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or entity or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice that would be material to the Company; (iii) amend, modify or waive any right under any Scheduled Contract or any other material contract of the Company; (iv) breach or otherwise violate the terms of any Scheduled Contracts;
(v) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any material manner that is adverse to the Company; or (v) authorize any new or additional capital expenditure or expenditures if any such expenditure or expenditures are not listed in the capital budget attached as Section 4.1(n) of the Company Disclosure Schedule; or (vi) authorize any new or additional manufacturing capacity expenditure or expenditures for any manufacturing capacity contracts or arrangements;

          (o) make or revoke any tax election or settle or compromise any income tax liability or permit any insurance policy naming it as a beneficiary or loss-payable to expire, or to be canceled or terminated, unless a comparable insurance policy reasonably acceptable to Parent is obtained and in effect;

          (p) allow any insurance policy relating to the Company's assets, properties or business to be amended or terminated without replacing such policy with a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

          (q) fail to file any material Tax Returns when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;

          (r) fail to pay any Taxes or other material debts when due;

          (s) commence any litigation or any binding dispute resolution process (other than in respect of any breach of or claim arising under this Agreement), or settle or compromise any pending or threatened suit, action, claim or other dispute that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would involve more than Fifty Thousand Dollars ($50,000) or that would otherwise be material to the Company or relates to any Intellectual Property matters;

          (t) take or fail to take any action which action or failure could reasonably be expected to (i) limit the utilization of any of the net operating losses, built-in losses, tax credits or other similar items of the Company under
Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder, or (ii) cause any transaction in which the Company was a party that was intended to be treated as a reorganization under Section 368(a) of the Code to fail to qualify as a reorganization under Section 368(a) of the Code;

          (u) except as set forth in Section 4.1(u) of the Company Disclosure Schedule, enter into any distribution, sponsorship, advertising or other similar contracts, agreements, or obligations which may not be canceled without penalty by the Company upon notice of 30 days or less or which provide for payments by or to the Company in an amount in excess of Fifty Thousand Dollars ($50,000) over the term of the agreement;

          (v) engage in any willful action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

          (w) take or agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through 4.1(v) that it is prohibited from taking (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of the Company contained in this Agreement (including the Exhibits hereto) untrue or incorrect).

     Section 4.2.  No Solicitation or Negotiation.  Between the date hereof and
                   ------------------------------
the earlier of the termination of this Agreement and the Effective Time, the Company shall not (nor shall the Company permit any of its officers, directors, employees, agents, representatives, stockholders or affiliates or cause any person on behalf of the Company to) directly or indirectly, take any of the following actions with any person other than Parent and Acquisition:

          (a) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any person relating to any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or any other equity interest in the Company or any material part of its assets;

          (b) provide information with respect to it to any person, other than Parent and Acquisition, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or any other equity interest in the Company or any material part of their respective assets; or

          (c) enter into any agreement with any person providing for the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or any other equity interest in the Company or any material part of its assets.

The Company Board shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend an alternative transaction. The Company shall promptly notify the Parent in the event it receives any proposal or inquiry from a third party concerning a proposed acquisition of the Company, including the terms and conditions thereof and the identity of the party submitting such proposal, and shall advise Parent from time to time of the status and any material developments concerning the same.

     Section 4.3.  Approval of Stockholders.  The Company shall take all actions
                   ------------------------
necessary in accordance with the MBCL and its Articles of Organization and bylaws to duly call, give notice of, convene and hold a meeting of or solicit written consents from its stockholders (including, if necessary, a separate meeting of or written consent from holders of each of the Series A Preferred Stock and the Series B Preferred Stock) as promptly as practicable to obtain their vote or written consent for the adoption and approval of this Agreement and the transactions contemplated hereby (the "Stockholder Proceedings"). The stockholder vote or the written consents required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the MBCL and the Company's Articles of Organization and bylaws. The Company will, through the Company Board, recommend to its stockholders approval of such matters. The Company and Parent shall promptly prepare the Information Statement for the solicitation of a vote or the written consents of the holders of Shares approving the Merger, which shall include the recommendation of the Company Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Information Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in preparing and mailing to stockholders of the Company, such amendment or supplement. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone (i) the Stockholder Proceedings to the extent necessary to ensure that any necessary supplement or amendment to the Information Statement is provided to the Company's stockholders in advance of a vote or the acceptance of written consents on the Merger and this Agreement or (ii) the time for which the Stockholder Proceedings is originally scheduled (as set forth in the Information Statement), if there are insufficient Shares represented, either in person or by proxy, to constitute a quorum necessary to conduct the business of the Stockholder Proceedings. Parent shall use all reasonable efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and the consummation of the other transactions contemplated by this Agreement and will pay all expenses incident thereto, provided that the Company shall cooperate with Parent in obtaining such permits and approvals as reasonably requested, at the expense of Parent.

     Section 4.4.  Access to Information.
                   ---------------------

          (a) Between the date hereof and the Effective Time, the Company will give Parent and its authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records and personnel files of current employees of the Company as Parent may reasonably require, and will cause its officers to furnish Parent or its authorized representatives with such financial and operating data and other information with respect to the business and properties of the Company as Parent may from time to time reasonably request.

          (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent (i) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each calendar month, commencing with June 2000), an unaudited balance sheet as of the end of such month and the related statements of earnings, stockholders' equity (deficit) and cash flows, (ii) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders' equity (deficit) and cash flows for the quarter then ended, and (iii) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year, an audited balance sheet as of the end of such year and the related statements of earnings, stockholders' equity (deficit) and cash flows, all of such financial statements referred to in clauses (i), (ii) and (iii) to be prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its results of operations and financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Company in conformity with its past practices) for such period or as of the last day of the period then ended, as applicable.

          (c) Each of the parties hereto will hold, and will cause its consultants and advisors to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated May 25, 2000 (the "Confidentiality Agreement").

     Section 4.5.  Certain Filings; Reasonable Efforts.  Subject to the terms
                   -----------------------------------
and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to do the following, (i) cooperate in the preparation of the Information Statement and any amendments thereto; (ii) obtain consents of all third parties and Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding relating to the Merger; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the Stockholder Proceedings. The Company agrees to use all reasonable efforts to encourage its employees to accept any offers of continued employment extended by Parent. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement the proper officers and directors of each party hereto shall take all such necessary action.

     Section 4.6.  Public Announcements.  Neither the Company or any of its
                   --------------------
affiliates nor Parent or any of its affiliates shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Merger, or any proposed Third Party Acquisition, without the prior consent of the other party.

     Section 4.7.  Conduct of Business of Parent.  Except as contemplated by
                   -----------------------------
this Agreement, from the date hereof to the Effective Time, neither Parent nor any of its subsidiaries shall, without the prior written consent of the Company:

          (a) amend its Certificate of Incorporation (or other similar governing instruments) in any manner that would reasonably be expected to materially and adversely affect the holders of Shares, Company Stock Options or Company Warrants after the Effective Time; provided that nothing contained in this
Section 4.7(a) shall prohibit Parent from adopting a rights plan or similar "poison pill" plan as long as the shares of Parent Common Stock to be issued in connection with this Agreement also include any rights created by such "poison pill" plan;

          (b) adopt a plan of complete or partial liquidation or dissolution of Parent; provided that nothing contained in this Section 4.7 shall prohibit Parent from merging with or into or being acquired or purchased by any person;

          (c) take or agree in writing or otherwise to take any of the actions described in Sections 4.7(a) and (b) that it is prohibited from taking (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of Parent contained in this Agreement (including the Exhibits hereto) untrue or incorrect); or

          (d) engage in any willful action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement.

     Section 4.8.  Indemnification and Directors' and Officers' Insurance.
                   ------------------------------------------------------

          (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless (and shall also cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable law to), each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (the "Indemnified D&O Persons") against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified D&O Liabilities"); (ii) all Indemnified D&O Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law and in excess of the limits of
Section 67 of the MBCL and (iii) all costs and expenses, including attorneys fees and legal expenses incurred by any Indemnified D&O Person in enforcing his or her rights under this Section 4.8. Nothing contained herein shall make Parent, Acquisition, the Company or the Surviving Corporation, an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified D&O Liabilities, nor shall this
Section 4.8 relieve the obligations of any insurer in respect thereto. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 4.8 shall apply without limitation to negligent acts or omissions by an Indemnified D&O Person. Each Indemnified D&O Person is intended to be a third party beneficiary of this Section 4.8 and may specifically enforce its terms. This Section 4.8 shall not limit or otherwise adversely affect any rights any Indemnified D&O Person may have under any agreement with the Company or under the Company's Articles of Organization or bylaws as presently in effect or under any provision of applicable law.

          (b) Neither Parent nor any of its affiliates shall be obligated to guarantee the payment or performance of the Surviving Corporation's obligations under subsection (a) of this Section 4.8 so long as the Surviving Corporation honors such obligations to the extent of its net worth at the Effective Time, and neither Parent nor any such affiliate shall have any liability or obligation to any Indemnified D&O Person arising from the Surviving Corporation's breach of, or inability to perform its obligations under, such clauses in excess of the difference between the net worth of the Company at the Effective Time (but such net worth shall in no way limit the Surviving Corporation's indemnification obligations under this Section 4.8) and the aggregate of all amounts paid by the Surviving Corporation in satisfaction of such obligations.

          (c) Parent shall use commercially reasonable efforts to add the officers and directors of the Company as additional insureds under Parent's directors and officers insurance policies on the same terms as the directors and officers of Parent's other operating subsidiaries are included in such policies.

     Section 4.9.  Notification of Certain Matters.  The Company shall give
                   -------------------------------
prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy in any material respect any covenant condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.9 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 4.10.  Tax-Free Reorganization.
                    -----------------------

          (a) The Company, on the one hand, and Parent and Acquisition, on the other hand, shall execute and deliver to legal counsel to the Company and Parent certificates substantially in the form attached hereto as Exhibits A-1 and A-2,
                                                          ------------     ---
respectively, at such time or times as reasonably requested by such legal counsel in connection with its delivery of an opinion with respect to the transactions contemplated hereby and the Company and Parent shall each provide a copy thereof to the other parties hereto. Prior to the Effective Time, none of the Company, Parent and Acquisition shall take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the representations and warranties in Exhibit A-1 or A-2.
                                                           -----------    ---

          (b) Parent, Acquisition and the Company shall each use its best efforts to cause the Merger to qualify, and shall not take any actions which could prevent the Merger from qualifying, as a reorganization qualifying under the provisions of Section 368(a) of the Code. Parent and the Company shall not, and Parent shall cause its subsidiaries not to, take or fail to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.
Notwithstanding any other provision of this Agreement, the obligations set forth in this Section 4.10(b) shall survive the Effective Time without limitation as to time or in any other respect.

          (c) Parent, Acquisition and the Company shall report the Merger as a "reorganization" within the meaning of Section 368(a) of the Code in all federal and, to the extent permitted, state and local Tax Returns filed after the Effective Time. Notwithstanding any other provision of this Agreement, the obligations set forth in this Section 4.10(c) shall survive the Effective Time without limitation as to time or in any other respect.

     Section 4.11.  Additions to and Modification of Company Disclosure
                    ---------------------------------------------------
Schedule.  Concurrently with the execution and delivery of this Agreement, the
--------
Company has delivered to Parent a Company Disclosure Schedule that includes all of the information required by the relevant provisions of this Agreement. In addition, the Company shall deliver to Parent such additions to or modifications of any Sections of the Company Disclosure Schedule necessary to make the information set forth therein true, accurate and complete in all material respects as soon as practicable after such information is available to the Company after the date of execution and delivery of this Agreement; provided, however, that such disclosure shall not be deemed to constitute an exception to its representations and warranties under Article II, nor limit the rights and remedies of Parent and Acquisition under this Agreement for any breach by the Company of such representation and warranties.

     Section 4.12.  Employee Matters.
                    ----------------

          (a)  Employees.  All employees of the Company at the Effective Time
               ---------
are hereinafter referred to as "Continuing Employees." Continuing Employees will be subject to employment at the will of the Surviving Corporation unless there exists an employment agreement covering such Continuing Employee. As a condition of their continuing employment with the Surviving Corporation, all Continuing Employees will be required to sign Parent's standard form of non-disclosure, assignment of inventions and confidentiality agreement (the "Employee Non-Disclosure Agreement").

          (b)  Agranat SARSEP Plan.  The Company shall cause the Agranat Salary
               -------------------
Reduction SEP Plan (the "SARSEP Plan") to terminate on or immediately prior to the Effective Time, without any continuing obligation to the Company or the Surviving Corporation, other than administrative matters in connection with such termination. The Company agrees that any employee, consultant or any other person who, as of the date hereof, is not a participant in or does not have rights under the SARSEP Plan, shall not become a participant in, or be granted any rights under, the SARSEP Plan. At Parent's request, the Company shall take all necessary actions to terminate or freeze immediately prior to or at the Effective Time such other Employee Plans as selected by Parent.

          (c)  Participation in Parent Plans.  Parent has furnished to the
               -----------------------------
Company descriptions of each of the material employee benefit plans made available by it generally to its employees (the "Parent Plans"). Parent covenants that the Continuing Employees shall either (i) continue to be eligible to participate in substantially all of the Employee Plans existing immediately prior to the Closing Date subject to their terms and conditions, or (ii) as soon as practicable after the Closing Date, be eligible to participate in the Parent Plans on substantially the same terms and conditions as similarly situated employees of Parent and that for purposes of participation in any Parent Plan, except for any "defined benefit plan" (as defined in ERISA), the Continuing Employees shall receive full credit for purposes of eligibility, vesting and benefit accrual under the Parent Plan for the time of service with the Company to the same extent as if such Continuing Employees had been continuously employed for such periods of time with Parent, and they shall not be subject to any pre-existing condition exclusions under any health care plan maintained by Parent for the employees of the Parent or its subsidiaries (except for those existing under any health care plan maintained by the Company). Nothing in this section shall limit Parent's ability to modify or terminate any employee benefit plan or arrangement including any Employee Plan or Parent Plan in accordance with the terms of such plan and any applicable law.

     Section 4.13.  Nasdaq Listing.  In accordance with the rules and
                    --------------
regulations of the Nasdaq National Market, Parent shall cause the shares of Parent Common Stock to be issued in exchange for the Shares to be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

     Section 4.14.  Termination of Certain Company Agreements.  The Company
                    -----------------------------------------
shall take all actions necessary to cause the agreements set forth in Section
4.14 of the Company Disclosure Schedule to be terminated as of or prior to the Effective Time and without any continuing obligation to the Company or the Surviving Corporation, other than administrative matters in connection with such termination.

                                   ARTICLE V

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 5.1.  Conditions to Each Party's Obligations to Effect the Merger.
                   -----------------------------------------------------------
The respective obligations of each party hereto to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

          (b) no statue, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger;

          (c) any other governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby and to operate the Company's business after the Effective Time in all material respects as it was operated prior thereto shall have been given, obtained or complied with, as applicable; and

          (d) Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue the shares of Parent Common Stock as contemplated herein in exchange for Shares and Company Warrants in the Merger.

     Section 5.2.  Conditions to the Obligations of the Company.  The obligation
                   --------------------------------------------
of the Company to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of Parent and Acquisition contained in this Agreement shall be true and correct, except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on Parent, as of the date hereof and at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date and, in any event, subject to the foregoing Material Adverse Effect qualification) and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two (2) executive officers of Parent and Acquisition;

          (b) each of the material covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two (2) executive officers of Parent and Acquisition; provided, however, that in connection with the compliance by Parent or Acquisition with any applicable law (including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) or obtaining the consent or approval of any Governmental Entity whose consent or approval may be required to consummate the transactions contemplated by this Agreement, Parent shall not be (i) required, or be construed to be required, to sell or divest any material assets or business or to restrict in any material respect any business operations in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated hereby or (ii) prohibited from owning, and no material limitation shall be imposed on Parent's ownership of, any material portion of the Company's business or assets;

          (c) the Company and the stockholders of the Company shall have received the opinion of tax counsel to Parent reasonably acceptable to the Company to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion may rely on representations substantially in the forms set forth in Exhibits A-1
                                                                    ------------
and A-2 and such other representations as such counsel reasonably deems
    ---
appropriate and such opinion shall not have been withdrawn or modified in any material respect;

          (d) the Company shall have received the opinion of legal counsel to Parent and Acquisition as to the matters set forth in Exhibit B; and
                                                      ---------

          (e) there shall have occurred no Material Adverse Effect on Parent.

     Section 5.3.  Conditions to the Obligations of Parent and Acquisition.  The
                   -------------------------------------------------------
respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of the Company contained in this Agreement, except for those contained in Section 2.2, shall be true and correct, except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on the Company, and the representations and warranties of the Company contained in Section 2.2 shall be true and correct in all respects, in each case as of the date hereof and at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date and, in any event, subject to the foregoing Material Adverse Effect qualification) and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

          (b) each of the material covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

          (c) there shall not have occurred a Material Adverse Effect on the Company;

          (d) Parent shall have received the opinion of tax counsel to Parent reasonably acceptable to Parent to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion may rely on representations substantially in the forms set forth in Exhibits A-1 and A-2 and such other representations as
                       ------------     ---
such counsel reasonably deems appropriate, and such opinion shall not have been withdrawn or modified in any material respect;

          (e) Parent shall have received the opinion of legal counsel to the Company as to the matters set forth in Exhibit C;
                                       ---------

          (f) the Company shall have obtained the consent or approval of each person listed in Section 5.3(f) of the Company Disclosure Schedule whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any agreement, instrument, obligation, right, permit or interest of the Company;

          (g) no more that three percent (3%) of the outstanding Shares shall be Dissenting Shares or other Shares with respect to which dissenter's rights have not been terminated;

          (h) All actions necessary for the termination of the SARSEP Plan and the termination or freezing of any other Employee Plan requested by Parent pursuant to Section 4.12 effective as of the Effective Date shall have occurred, without any continuing obligation on the part of the Company, Parent or the Surviving Corporation, other than administrative matters in connection with such termination or freezing;

          (i) All actions necessary for the termination of the agreements of the Company set forth in Section 4.14 shall have occurred; and

          (j) The Company shall have delivered to Parent the Final Audited Financial Statements, and such Final Audited Financial Statements shall not disclose any material adverse change from the corresponding balance sheet and statement of earnings/operations included in the Financial Statements.

                                   ARTICLE VI

                         TERMINATION; AMENDMENT; WAIVER

     Section 6.1.  Termination.  This Agreement may be terminated and the Merger
                   -----------
may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the Company's stockholders:

          (a) by mutual written consent of Parent, Acquisition and the Company;

          (b) by Parent and Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by November 21, 2000 (the "Final Date."); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before said date;

          (c) by the Company (i) if any representations or warranties of Parent or Acquisition shall have become untrue such that the conditions set forth in
Section 5.2(a) would be incapable of being satisfied by the Final Date, provided, that the Company has not breached any of its obligations, representations or warranties hereunder to an extent that would entitle Parent or Acquisition to terminate this Agreement pursuant to Section 6.1(d); (ii) if there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder and Parent has not cured such breach within fifteen (15) business days after notice by the Company thereof, such that the conditions set forth in Section 5.2(b) would be incapable of being satisfied within such fifteen (15)-day period or, if within fifteen (15) days of the Final Date, by the Final Date, provided that the Company has not breached any of its obligations, representations or warranties hereunder to an extent that would entitle Parent or Acquisition to terminate this Agreement pursuant to Section 6.1(d); or

          (d) by Parent and Acquisition (i) if any representations or warranties of the Company shall have become untrue such that the conditions set forth in
Section 5.3(a) would be incapable of being satisfied by the Final Date, provided, that neither Parent nor Acquisition has breached any of their respective obligations hereunder to an extent that would entitle the Company to terminate this Agreement pursuant to Section 6.1(c); (ii) if there shall have been a breach by the Company of any of its covenants or agreements hereunder such that the conditions set forth in Section 5.3(b) would be incapable of being satisfied within such fifteen (15)-day period or, if within fifteen (15) days of the Final Date, by the Final Date, provided that neither Parent nor Acquisition has breached any of its obligations, representations or warranties hereunder to an extent that would entitle the Company to terminate this Agreement pursuant to
Section 6.1(c); (iii) if the Company Board shall have withdrawn or adversely modified its approval or recommendation of this Agreement or the Merger; (iv) if the Company shall have ceased its efforts to call, give notice of, or convene or hold a stockholders' meeting to vote on or to solicit stockholder written consent of the Merger as required by Section 4.3 as promptly as practicable after the date hereof or shall have adopted a resolution not to effect any of the foregoing; (v) if the Company shall have convened a meeting of its stockholders to vote upon or attempted to obtain the written consent of its stockholders to approve the Merger and shall have failed to obtain the requisite vote or consent of its stockholders; or (vi) if more that three percent (3%) of the Shares shall be Dissenting Shares or other Shares with respect to which dissenter's rights have not been terminated.

     Section 6.2.  Effect of Termination.  In the event of the termination and
                   ---------------------
abandonment of this Agreement by the Company or Parent and Acquisition pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders other than the provisions of this Section
6.2 and Section 6.3 and the provisions of Article VIII (other than Section 8.7, in which case, the only clauses that shall survive shall be the clauses in such section that contain defined terms that are referenced in the foregoing surviving sections); provided, however, that the Confidentiality Agreement shall survive the termination of this Agreement. Nothing contained in this Section
6.2 shall relieve any party from liability for any breach of this Agreement prior to such termination for fraud or intentional misrepresentation. Notwithstanding the foregoing, if this Agreement is terminated for any reason whatsoever, then for a one (1)-year period thereafter, neither Parent or Acquisition nor the Company shall directly or indirectly (including, without limitation, through any existing or future affiliate of such party), solicit any existing and future employee of the other party (or any existing or future affiliate of such party) to leave his or her employment with such other party or knowingly induce or knowingly attempt to induce any such employee to terminate or breach his or her employment agreement, if any, with such other party or any existing or future affiliate of the Party.

     Section 6.3.  Fees and Expenses.  Except as otherwise provided in Article
                   -----------------
VII, each party shall bear its own expenses in connection with this Agreement, the Merger and the transactions contemplated hereby.

     Section 6.4.  Amendment.  This Agreement may be amended by action taken by
                   ---------
mutual agreement of the Company, Parent and Acquisition at any time before or after approval of the Merger by the stockholders of the Company, but after any such stockholder approval is obtained, no amendment shall be made that requires the approval of such stockholders under applicable law without such approval. This Agreement (including, subject to Section 4.9, the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

     Section 6.5.  Extension; Waiver.  At any time prior to the Effective Time,
                   -----------------
each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE VII

                                INDEMNIFICATION

     Section 7.1.  General Survival.  The parties agree that, regardless of
                   ----------------
any investigation made by the Parent and Acquisition, the representations, warranties, covenants and agreements (in the case of covenants and agreements, to the extent of performance or non-performance prior to the Effective Time) of the Company contained in this Agreement shall survive the execution and delivery of this Agreement for a period beginning on the date hereof and ending at 5:00 p.m., California time, on the first (1st) anniversary of the date on which the Effective Time occurs (the "Survival Period"). The parties agree that, regardless of any investigation made by the Company, the representations and warranties of Parent contained in this Agreement shall survive the execution and delivery of this agreement for a period beginning on the date hereof and ending on the last day of the statute of limitations period applicable to claims related thereto.

     Section 7.2.  Indemnification Provisions in General.
                   -------------------------------------

          (a) Subject to Section 7.1, from and after the Effective Time, Parent, Acquisition and the Surviving Corporation and their respective affiliates, officers, directors, stockholders, representatives and agents (collectively the "Indemnitees") shall be indemnified and held harmless by each former holder of Shares or Company Warrants, but only from and to the extent of such holder's pro rata portion of the Escrow Amount, from and against and in respect of any and all Losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by Parent, Acquisition, the Surviving Corporation or any other Indemnitee (i) by reason of any inaccuracy in or breach of any of the Company's representations, warranties, covenants or agreements (to the extent of performance or non-performance prior to the Closing Date) contained in this Agreement or any certificate of the Company delivered in connection with the Closing or (ii) in connection with the Company obtaining the consent to the Merger of the landlord under the lease described in Section 2.12(a) of the Company Disclosure Schedule or arising as a result of any failure of the Company to obtain such consent.

For purposes of this Agreement, the term "Losses" means any and all deficiencies, judgments, settlements, demands, claims, suits, actions or causes of action, assessments, liabilities, losses, damages (whether direct, indirect, incidental or consequential), interest, fines, penalties, costs, expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor, and interest on any of the foregoing from the date incurred until paid at the prime rate published from time to time by Chase Manhattan Bank.

          (b) Any claims for indemnification hereunder must be set forth in writing, contain a reasonably detailed description of the nature of and the events or circumstances underlying the claim for indemnification hereunder and be received by each of the Securityholder Agent and the Escrow Agent not later than the expiration of the Survival Period (a "Survival Period Indemnification Claim").

          (c) No Indemnitee shall be entitled to indemnification hereunder for any Losses until the aggregate subject to indemnification hereunder in full, amount of all Losses under all Survival Period including the amount of the Floor; provided, Indemnification Claims shall exceed Three Hundred however, that the provisions of this Subsection and Fifty Thousand Dollars ($350,000) (the "Floor"), at which time all Losses incurred shall be (c) shall not apply with respect to Losses in respect of a Survival Period Indemnification Claim arising out of any breach of the representations and warranties of the Company contained in Sections 2.2 and 2.17(i), and Parent and the Surviving Corporation shall be entitled to indemnification in the event of a breach of such Sections without applicability of the Floor.

          (d) An Indemnitee shall be entitled to indemnification hereunder only for Losses for which notice of the related Survival Period Indemnification Claim from which such Losses arose is received by the Securityholder Agent prior to the expiration of the Survival Period.

     Section 7.3 Excess Indemnity.
                 ----------------
          (a) In addition to those rights of indemnity set forth in Section 7.2, above, Indemnitees shall be indemnified and held harmless by Indemnitors, to the extent of each Indemnitor's pro rata portion of the Excess Escrow Amount (as defined below), with respect to the matters described and to the extent provided in Section 3 of the Escrow Agreement ("Excess Indemnification Claims"). For purposes of this Section, Losses shall include, in addition to those items set forth in Section 7.2(a), above, costs of whatever nature arising from any contractual or statutory duty of indemnity that Indemnitees may owe to the Company's or Parent's customers.

          (b) For purposes of this Section 7.3, the "Excess Escrow Amount: shall be equal to (i) through the last day of the Survival Period, the Escrow Amount (less any amount by which the Escrow Amount has been reduced as a result of the satisfaction of any Survival Period Indemnification Claim or Excess Indemnification Claim and (ii) from immediately after the end of the Survival Period through 5:00 p.m., California time, on the second (2nd) anniversary of the date on which the Effective Time occurs, the number of shares of Parent Common Stock having a fair market value at the end of the Survival Period equal to One Million Dollars ($1,000,000).

          (c) Subject to the terms of the Escrow Agreement, the rights of indemnity set forth in Section 7.3 shall remain in full force and effect for a period of up to two (2) years from the Effective Date.

          (d) Any claims for indemnification under this Section 7.3 must be set forth in writing, contain a reasonably detailed description of the nature of and the events or circumstances underlying the claim for indemnification hereunder and be received by the Securityholder Agent not later than 5:00 pm, California time, on the second (2nd) anniversary of the Effective Time.

     Section 7.4.  Manner of Indemnification.
                   -------------------------

          (a) To provide a fund against which an Indemnitee may assert Survival Period Indemnification Claim under this Article VII, the Escrow Amount shall be deposited into escrow pursuant to the Escrow Agreement in accordance with
Section 1.10(i). The Escrow Amount so deposited, and interest and other earnings payable thereon, shall be held and distributed in accordance with the Escrow Agreement.

          (b) Each Survival Period Indemnification Claim or Excess Indemnification Claim shall be made only in accordance with this Article VII and the Escrow Agreement.

          (c) Any indemnification payments made from the Escrow Account pursuant to Section 7.2 or Section 7.3 shall constitute an adjustment to the dollar value of the aggregate consideration payable by Parent to the holders of the securities of the Company.

     Section 7.5.  Securityholder Agent.  For purposes of this Agreement,
                   --------------------
immediately and automatically upon the approval of this Agreement by the requisite vote or written consent of the Company's stockholders, and as further confirmed by each holder of Shares and Company Warrants upon execution and delivery in accordance with the instructions set forth therein of the letter of transmittal contemplated by Section 1.10(b), and, without any further action on the part of any such holder, each holder of Shares or Company Warrants shall be deemed to have consented to the appointment of Owen Robbins, as his, her or its representative and the attorney-in-fact for and on behalf of each such holder of Shares or Company Warrants, and the taking by the Securityholder Agent of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, the Escrow Agreement and the Registration Rights Agreement, including the exercise of the power to (i) execute the Escrow Agreement and the Registration Rights Agreement, (ii) authorize delivery to Parent and Acquisition of the Escrow Amount, or any portion thereof, in satisfaction of Survival Period Indemnification Claims or Excess Indemnification Claims, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such Survival Period Indemnification Claims or Excess Indemnification Claims, (iv) resolve any Survival Period Indemnification Claims and (v) take all actions necessary in the judgment of the

Securityholder Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, the Escrow Agreement and the Registration Rights Agreement. Accordingly, the Securityholder Agent has unlimited authority and power to act on behalf of each holder of Shares or Company Warrants with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all Survival Period Indemnification Claims and Excess Indemnification Claims, rights or obligations arising from and taken pursuant to each such agreement. The holders of Shares or Company Warrants will be bound by all actions taken by the Securityholder Agent in connection with this Agreement or the Escrow Agreement or, to the extent provided therein, the Registration Rights Agreement, and Parent and Acquisition shall be entitled to rely on any action or decision of the Securityholder Agent. The Securityholder Agent will incur no liability with respect to any action taken or suffered by him or her in reliance upon any notice, direction, instruction, consent, statement or other document believed by him or her to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his or her own willful misconduct or gross negligence. In all questions arising under this Agreement, the Registration Rights Agreement or the Escrow Agreement, the Securityholder Agent may rely on the advice of counsel, and the Securityholder Agent will not be liable to anyone for anything done, omitted or suffered in good faith by the Securityholder Agent based on such advice. The Securityholder Agent will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him or her. At any time, holders of a majority in interest of the Escrow Amount, determined at the Effective Time, may appoint a new Securityholder Agent by written consent by sending notice and a copy of the written consent appointing such new Securityholder Agent signed by holders of a majority in interest of the Escrow Amount to Parent and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent, Acquisition (or, if after the Effective Time, the Surviving Corporation) and the Escrow Agent.

     Section 7.6.  Third-Party Claims; Lease Consent.
                   ---------------------------------

          (a) If Parent becomes aware of a third-party claim that Parent believes, in good faith, may result in the assertion by it of a Survival Period Indemnification Claim or Excess Indemnification Claim against the Escrow Amount, Parent shall notify the Securityholder Agent of such claim, and the Securityholder Agent, as representative for the holders of Shares and Company Warrants, shall be entitled to participate in any defense of such third-party claim. The reasonable costs of the defense of any third-party action or claim incurred by the Securityholder Agent shall be paid by the holders of Shares and Company Warrants out of the Escrow Amount. Notwithstanding the immediately preceding sentence, Parent shall conduct such defense, but shall not settle any such claim without the consent of the Securityholder Agent, such consent not to be unreasonably withheld; provided, however, that, if the consent of the Securityholder Agent is so obtained, such settlement of that portion of any such claim shall alone be determinative of the amount (but not the right of Parent to receive payment from the Escrow Amount) of the Survival Period Indemnification Claim or Excess Indemnification Claim and neither the Securityholder Agent nor any person who has a beneficial interest in the Escrow Amount shall have any power or authority to object under any provision of this Article VII to the amount of (but shall not be precluded from contesting the right of Parent to make) any demand by Parent against the Escrow Amount with respect to such settlement.

          (b) Notwithstanding the foregoing, the Company and the Securityholder Agent shall conduct all negotiations with the landlord regarding the consent described in Section 7.2(a)(ii), but shall not agree to pay any amount to the landlord in connection with obtaining such consent in excess of the amounts contemplated in the lease described in Section 7.2(a)(ii) (the "Lease") without the consent of Parent, such consent not to be unreasonably withheld; provided that Parent's granting such consent shall have no effect on the amount of Losses for which any Indemnitee may claim indemnification pursuant to Section 7.2(a)(ii). Further, the Company and the Securityholder Agent shall control all litigation and any other legal action in any way relating to the Lease or to obtaining the consent thereto described in section 7.2(a)(ii), and the reasonable costs of such litigation or legal action incurred by the Company or the Securityholder Agent shall be paid out of the Escrow Amount.

     Section 7.7.  Exclusive Remedy.  Notwithstanding any other provision of
                   ----------------
this Agreement to the contrary, the Escrow Amount shall be the sole and exclusive remedy of the Indemnitees for, and no stockholder of the Company shall have any personal liability whatsoever in respect of, any Survival Period Indemnification Claims or Excess Indemnification Claims or any Losses by any of the Indemnitees arising under this Agreement, including claims of breach of any representation, warranty, covenant or agreement in this Agreement. Neither the Escrow Agent nor the Securityholder Agent shall transfer any other property other than the Escrow Amount or the Excess Amount in satisfaction of any Survival Period Indemnification Claim or Excess Indemnification Claim. Notwithstanding the first two sentences of this Section 7.7, nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief, or any right or remedy arising by reason of any claim of fraud or intentional misrepresentation with the respect to this Agreement or any of the other Transaction Documents or any right set forth in
Section 6.3.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.1.  Entire Agreement; Assignment.  This Agreement (including the
                   ----------------------------
Exhibits and the Company Disclosure Schedule and any other Schedule hereto or thereto) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

     Section 8.2.  Validity.  If any provision of this Agreement or the
                   --------
application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

     Section 8.3.  Notices.  All notices, requests, claims, demands and other
                   -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or sent by nationally recognized overnight courier to each other party as set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (c) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (d) in the case of mailing, on the fourth business day following that on which the piece of mail containing such communication is posted:

        if to Parent or Acquisition:       Virata Corporation
                                           2933 Bunker Hill Lane, Suite 201
                                           Santa Clara, California  95054
                                           Telecopier:  (408) 980-8271
                                           Attention:  Andrew M. Vought

        with a copy to:                    Gibson, Dunn & Crutcher LLP
                                           1050 Connecticut Avenue, N.W.
                                           Washington, D.C. 20036
                                           Telecopier:  (202) 467-0539
                                           Attention:  Stephen I. Glover

        if to the Company to:              Agranat Systems, Inc.
                                           5 Clock Tower Place, Suite 400
                                           Maynard, Massachusetts 01754
                                           Telecopier:  (978) 461-2080
                                           Attention:  Ian Agranat

        with a copy to:                    Testa, Hurwitz & Thibeault, LLP
                                           125 High Street
                                           Boston, Massachusetts 02110
                                           Telecopier:  (617) 248-7100
                                           Attention:  Mark H. Burnett

        if to the Securityholder Agent:    Owen Robbins
                                           c/o Agranat Systems, Inc.
                                           5 Clock Tower Place, Suite 400
                                           Maynard, Massachusetts  01754
                                           Telecopier:  (978) 461-2080

        with a copy to:                    Testa, Hurwitz & Thibeault, LLP
                                           125 High Street
                                           Boston, Massachusetts 02110
                                           Telecopier:  (617) 248-7100
                                           Attention:  Mark H. Burnett

      Section 8.4.  Governing Law; Venue; Specific Performance; Waiver of Jury
                    ----------------------------------------------------------
Trial.
-----
          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the Commonwealth of Massachusetts and the Federal courts of the United States of America located within the Middlesex County in the Commonwealth of Massachusetts solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Commonwealth of Massachusetts or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
8.3 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

          (b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court or Commonwealth of Massachusetts court located within the Middlesex County in the Commonwealth of Massachusetts, this being in addition to any other remedy to which they are entitled at law or in equity.

          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4(c).

     Section 8.5.  Descriptive Headings and Section References.  The
                   -------------------------------------------
descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All Article, Section, subsection, paragraph and clause references in this Agreement are to Articles, Sections, subsections, paragraphs and clauses, respectively, of this Agreement unless otherwise specified.

     Section 8.6.  Parties in Interest.  This Agreement shall be binding
                   -------------------
upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided in this Agreement to the contrary, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement nor shall any such person be entitled to assert any claim hereunder; provided, however, that the Indemnified D&O Persons (and their executors and heirs) are intended beneficiaries of Section 4.8.

     Section 8.7.  Certain Definitions. For purposes of this Agreement the term:
                   -------------------

          (a) "affiliate" means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

          (b) "business day" means any day other than a day on which the Nasdaq National Market is closed;

          (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

          (d) "include" or "including" means "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

          (e) "knowledge" or "known" means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter, in the case of the Company, of those persons listed in Section 8.7(e) of the Company Disclosure Schedule and, in the case of Parent, of its executive officers. Any such individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such individual has actual knowledge of such fact, circumstance, event or other matter, (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual's possession, including personal files of such person, or (iii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of the Company (in the case of knowledge of the Company) or Parent (in the case of knowledge of Parent) that would reasonably be expected to be reviewed by a person who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities.

          (f) "Lien" means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings or that are otherwise not material and are fully reserved against in the Financial Statements, (ii) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

          (g) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity; and

          (h) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          (i) "Transaction Documents" means, collectively, this Agreement (including the Company Disclosure Schedule and Exhibits hereto), the Voting Agreements, the Escrow Agreement, the Employment Agreements, the Registration Rights Agreement, the Non-competition Agreements, the Confidentiality Agreement and any other agreements or certificate delivered in connection with the Closing.

     Section 8.8.  Personal Liability. Except as and to the extent expressly
                   ------------------
provided elsewhere in this Agreement, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect holder of Shares, Company Stock Options or Company Warrants or any direct or indirect stockholder of Parent or Acquisition or any officer, director, employee, agent, representative or investor of any party hereto.

     Section 8.9.  Counterparts.  This Agreement may be executed in one or
                   ------------
more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.


                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

                                       VIRATA CORPORATION


                                       By:  /S/ Andrew M. Vought
                                            --------------------------------
                                       Name:   Andrew M. Vought
                                       Title:  Senior Vice President and
                                               Chief Financial Officer



                                       AGRANAT SYSTEMS, INC.


                                       By:  /S/ Ian Agranat
                                            --------------------------------
                                       Name:   Ian Agranat
                                       Title:  President and Treasurer



                                       AGRANAT ACQUISITION, INC.


                                       By:  /S/ Andrew M. Vought
                                            --------------------------------
                                       Name:   Andrew M. Vought
                                       Title:  Vice President and Treasurer



                                       SECURITYHOLDER AGENT


                                         /S/ Owen Robbins
                                       -------------------------------------
                                       Owen Robbins

                                  EXHIBIT A-1

         Form of Representations Relating to Tax Matters of the Company
         --------------------------------------------------------------

     1. As of the Effective Time, the Company will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by it immediately prior to the Merger. For purposes of this paragraph, the following assets will be treated as assets of the Company immediately prior to, but not as of the Effective Time, of the Merger: (i) assets used by the Company (other than assets transferred from Parent to Acquisition for such purpose) to pay stockholders perfecting their dissenters' rights or to pay other expenses or liabilities incurred in connection with the Merger and (ii) assets used by the Company to make distributions, redemptions or other payments in respect of stock of the Company (except for regular, normal distributions) or in respect of rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

     2. Other than in the ordinary course of business or pursuant to its obligations under the Agreement, the Company has not disposed of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) since January 1, 1999;

     3. The Company's principal reasons for participating in the Merger are bona fide business purposes unrelated to taxes;

     4. In the Merger, Shares representing "Control" of the Company will be exchanged solely for Parent Common Stock, which constitutes voting stock. For purposes of this paragraph, Shares exchanged in the Merger for cash and other property (including, without limitation, cash paid to stockholders of the Company perfecting dissenters' rights or in lieu of fractional shares of Parent Common Stock) will be treated as outstanding Shares on the date of the Merger but not exchanged for shares of Parent Common Stock. As used herein, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

     5. Except as specified in the Agreement, the Company has no outstanding warrants, options, convertible securities or any other type of right to acquire capital stock of the Company (or any other equity interest in the Company) or to vote (or restrict or otherwise control the vote of) shares of the Company's capital stock that, if exercised, would affect Parent's acquisition and retention of Control of the Company;

     6. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the Company stockholders in lieu of fractional shares of Parent

Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Company stockholders in exchange for their Shares;

     7. The Company has no plan or intention to issue additional shares of capital stock after the Merger, or take any other action, that would result in Parent losing Control of the Company;

     8. The Company has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets acquired from Acquisition in the Merger except for dispositions made in the ordinary course of business and except for transfers of its assets or assets of Acquisition to a corporation controlled by the Company;

     9. The fair market value of the Company's assets will, at the Effective Time of the Merger, exceed the aggregate liabilities of the Company plus the amount of liabilities, if any, to which such assets are subject;

     10. The fair market value of the shares of Parent Common Stock received by each stockholder of the Company will be approximately equal to the fair market value of the Shares surrendered in exchange therefor and the aggregate consideration received by the stockholders of the Company in exchange for their Shares will be approximately equal to the fair market value of all of the outstanding Shares immediately prior to the Merger;

     11. The Company is not an "investment company" within the meaning of
Section 368(a)(2)(F)(iii) and (iv) of the Code;

     12. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

     13. There is no plan or intention by the stockholders of the Company who own five percent (5%) or more of the Company stock, and to the best knowledge of the management of the Company, there is no plan or intention on the part of the remaining stockholders of the Company to sell, exchange, or otherwise dispose of a number of shares of Parent Common Stock received in the Merger that would reduce the Company stockholders' ownership of Parent Common Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of the Company as of the same date. For purposes of the preceding sentence, the only transactions that shall be taken into account are (i) future sales, exchanges or dispositions of Company stock to or with the Parent or a "related person" as to the Parent or
(ii) future sales, exchanges or dispositions of Company stock for any consideration that in substance is furnished by the Parent. For purposes of this representation, any shares of the Company stock exchanged in the Merger for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of the Parent Common Stock will be treated as outstanding stock of the Company on the date of the Merger. For purposes of the foregoing, two corporations are "related persons" if either (i) the corporations are members of the same affiliated group as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code, or (ii) one corporation owns, directly or indirectly, stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote, or at least fifty percent (50%) of the total value of shares of all classes of stock (determined by taking into account the constructive ownership of stock rules under Section 318(a) of the Code as modified by Section 304(c) of the Code) of the other corporation. In addition, (i) two corporations will be related if either of the foregoing relationships exist immediately before the Merger, immediately after the Merger, or is created in connection with the Merger, and (ii) a partner of a partnership is treated as owning or acquiring any stock owned or acquired by the partnership in accordance with that partner's interest in the partnership;

     14. Neither the Company nor a corporation "related" (as defined above) to the Company has within the last two years redeemed or acquired any shares of Company stock or entered into any agreement, arrangement, or understanding to redeem or acquire any shares of Company stock; nor will it redeem or acquire, or enter into any such agreement, arrangement or understanding to redeem or acquire, any such shares at any time during the period commencing on the execution hereof and through the Effective Time;

     15. Dividends, if any, that the Company has paid or will pay to its stockholders prior to the Effective Time have been and will be regular and normal distributions made in accordance with the Company's past practices, and the Company has not made any extraordinary distributions (as determined under Treasury Regulation Section 1.368-1T(e)(1)(ii)(A)) in connection with the Merger;

     16. There is no intercorporate indebtedness existing between Parent and the Company or between Acquisition and the Company that was issued, acquired, or will be settled at a discount as a result of the Merger;

     17. None of the compensation received by any stockholder-employee of the Company will be separate consideration for, or allocable to, any of Shares owned by them; none of the shares of Parent Common Stock received by any stockholder-employee of the Company will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any stockholder-employee of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

     18. Parent, Acquisition, the Company, and the Company's stockholders will pay their respective expenses, if any, incurred in connection with the Merger;

     19. The Company is not currently, and during the five (5) years preceding the Effective Time will not have been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code;

     20. The business currently carried on by the Company is its "historic business" within the meaning of Treasury Regulation Section 1.368-1(d), and no assets of the Company have been acquired, or sold, transferred or otherwise disposed of, which would prevent Parent from continuing the "historic business" of the Company or from using a "significant portion" of the Company's "historic business" assets in a business following the Merger, as such terms are used in Treasury Regulation Section 1.368-1(d);

     21. With respect to shares of Parent Common Stock that will be deposited with the Escrow Agent after the Effective Time, (1) there is a valid business reason for this escrow arrangement, (2) all dividends paid on such stock will be distributed currently to the company stockholders, (3) all voting rights of such stock will be exercisable by or on behalf of the Company stockholders or their authorized agents, (4) no shares of such stock will be subject to restrictions requiring their return to Parent because of death, failure to continue employment, or similar restrictions, (5) all such stock will be released from the arrangement within five (5) years from the date of the underlying transaction, (6) at least fifty percent (50%) of the number of shares of issued initially to the Company stockholders (exclusive of shares which may be received later under a contingent stock rights arrangement) will not be subject to the escrow arrangement; (7) the return of stock cannot be triggered by an event which is within the control of Company stockholders; and (8) the mechanism for calculation of the number of shares of stock to be returned is objective and readily ascertainable; and

     22. The Shares of Series A Preferred Stock and the Shares of Series B Preferred Stock were issued by the Company in exchange for cash and thus do not constitute Section 306 stock.

                                  EXHIBIT A-2

   Form of Representations Relating to Tax Matters of Parent and Acquisition
   -------------------------------------------------------------------------

     1. The assets transferred to the Company pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Acquisition immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger will continue to be held by the Company after the Merger. For purposes of this paragraph, the following assets will be treated as assets held by Acquisition or the Company, as the case may be, immediately prior to, but not as of the Effective Time of, the Merger: (i) assets used by the Company or Acquisition (other than assets transferred from Parent to Acquisition for such purpose) to pay stockholders perfecting dissenters' rights or to pay other expenses or liabilities incurred in connection with the Merger and (ii) assets used to make distributions, redemptions or other payments in respect of stock of the Company (except for regular, normal distributions) or in respect of rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

     2. Acquisition was formed solely for the purpose of consummating the transactions contemplated by the Agreement and at no time will Acquisition conduct any business activities or other operations, or dispose of any of its assets, other than pursuant to its obligations under the Agreement;

     3. Parent's principal reasons for participating in the Merger are bona fide business purposes not related to taxes;

     4. No shares of Acquisition (or, following the Effective Time, the Company) have been or will be used as consideration or issued to stockholders of the Company pursuant to the Merger;

     5. Prior to and at the Effective Time, Parent will be in "Control" of Acquisition. As used herein, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

     6. In the Merger, Shares representing Control of the Company will be exchanged solely for Parent Common Stock which constitutes voting stock. For purposes of this paragraph, Shares exchanged in the Merger for cash and other property (including, without limitation, cash paid to stockholders of the Company perfecting dissenters' rights or in lieu of fractional shares of Parent Common Stock) will be treated as Shares outstanding on the date of the Merger but not exchanged for Parent Common Stock. Parent has no plan or intention to cause the Company to issue additional Shares after the Merger, or take any other action, that would result in Parent losing Control of the Company;

     7. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the Company stockholders in lieu of fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Company stockholders in exchange for their Shares;

     8. Parent has no plan or intention to reacquire any of its stock issued in the Merger. Neither Parent nor any "related person" will, in connection with the Merger, directly or indirectly reacquire any of Parent's stock issued in the Merger. For purposes of the foregoing, two corporations are "related persons" if either (i) the corporations are members of the same affiliated group as defined in Section 1504 of the Code without regard to section 1504(b) of the Code, or (ii) one corporation owns, directly or indirectly, stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote, or at least fifty percent (50%) of the total value of shares of all classes of stock (determined by taking into account the constructive ownership of stock rules under Section 318(a) of the Code as modified by Section 304(c) of the Code) of the other corporation. In addition,
(i) two corporations will be related if either of the foregoing relationships exist immediately before the Merger, immediately after the Merger, or is created in connection with the Merger, and (ii) a partner of a partnership is treated as owning or acquiring any stock owned or acquired by the partnership in accordance with that partner's interest in the partnership;

     9. Parent has no plan or intention (i) to liquidate the Company; (ii) to merge the Company with or into another corporation; (iii) to sell, distribute or otherwise dispose of the stock of the Company, including by means of a spin-off;
(iv) to spin-off any other subsidiary of Parent; or (v) to cause the Company to sell or otherwise dispose of any of its assets, including by means of a spin-off, or any assets acquired from Acquisition, except for dispositions made in the ordinary course of business or payment of expenses, including payments to stockholders of the Company perfecting dissenters' rights, incurred by the Company pursuant to the Merger and except for transfers of stock of the Company to a corporation controlled by Parent or of assets of the Company or Acquisition to a corporation controlled by the Company;

     10. Following the Merger, Parent will either continue the historic business of the Company or use a significant portion of the historic business assets of the Company in a business. For purposes of this representation, Parent will be treated (i) as holding all of the businesses and assets of all of the members of the "qualified group" and (ii) as conducting the business of a partnership if members of the "qualified group" own (in the aggregate) more than a thirty three and one-third percentage (33-1/3%) interest in the capital and profits of the partnership or own more than a twenty percent (20%) interest in the capital and profits of the partnership and have active and substantial management functions as a partner with respect to the business of the partnership. The "qualified group" is one or more chains of corporations connected through stock ownership with the Parent, but only if the Parent owns directly an amount of stock meeting the control requirements of Section 368(c) in at least one of the corporations, and stock meeting the control requirements of Section 368(c) in each of the corporations (except the Parent) is owned directly by one of the other corporations;

     11. In the Merger, Acquisition will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities, except to the extent incurred in connection with the transactions contemplated by the Agreement;

     12. During the past five (5) years, none of the outstanding shares of Company capital stock, including the right to acquire or vote any such shares, have directly or indirectly been owned by Parent;

     13. Neither Parent nor Acquisition is an "investment company" within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code;

     14. Neither Parent nor Acquisition is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

     15. The fair market value of the Parent Common Stock received by each stockholder of the Company will be approximately equal to the fair market value of the Shares surrendered in exchange therefor, and the aggregate consideration received by the stockholders of the Company in exchange for their Shares will be approximately equal to the fair market value of all of the outstanding Shares immediately prior to the Merger;

     16. Acquisition, Parent, the Company and the stockholders of the Company will each pay separately its or their own expenses relating to the Merger;

     17. There is no intercorporate indebtedness existing between Parent and the Company or between Acquisition and the Company that was issued, acquired or will be settled at a discount as a result of the Merger;

     18. Any amounts paid with respect to dissenting Shares of the Company will be paid by the Company solely from the Company's pre-Merger assets and without reimbursement therefor by Parent or Acquisition;

     19. Other than as specifically provided in this Agreement, Parent will not reimburse any stockholder of the Company for the Company's capital stock such stockholder may have purchased or for other obligations such stockholder may have incurred; and

     20. With respect to shares of Parent Common Stock that will be deposited with the Escrow Agent after the Effective Time, (1) there is a valid business reason for this escrow arrangement, (2) the stock subject to the arrangement will appear as issued and outstanding on Parent's balance sheet and will be legally outstanding under the applicable state law, (3) all dividends paid on such stock will be distributed currently to the company stockholders, (4) all voting rights of such stock will be exercisable by or on behalf of the Company stockholders or their authorized agents, (5) no shares of such stock will be subject to restrictions requiring their return to Parent because of death, failure to continue employment, or similar restrictions, (6) all such stock will be released from the arrangement within 5 years from the date of the underlying transaction, (7) at least 50 percent (50%) of the number of shares of issued initially to the Company stockholders (exclusive of shares which may be received later under a contingent stock rights arrangement) will not be subject to the escrow arrangement; (8) the return of stock cannot be triggered by an event which is within the control of Company stockholders; and (9) the mechanism for calculation of the number of shares of stock to be returned is objective and readily ascertainable.

                                   EXHIBIT B

  Matters to be Covered by Opinion of Legal Counsel to Parent and Acquisition*
  ----------------------------------------------------------------------------

     (i) Each of Parent and Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent is qualified as foreign corporation in every jurisdiction where the conduct of its business or leasing of properties requires, except where such failure to qualify as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     (ii) Each of Parent and Acquisition has all requisite corporate power and authority to execute and deliver the Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated thereby.

     (iii) The execution and delivery by each of Parent and Acquisition of the Agreement and each of the other Transaction Documents to which it is a party by each of Parent and Acquisition and the consummation of the transactions contemplated thereby have been duly and validly authorized by the executive committee of the board of directors of Parent and the board of directors of Acquisition and by Parent as the sole stockholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize the Agreement or any of the other Transaction Documents to which they are parties or to consummate the transactions contemplated thereby.

     (iv) The Agreement and each of the other Transaction Documents to which it is a party have been duly and validly executed and delivered by each of Parent and Acquisition. The Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     (v) Neither the execution, delivery and performance of the Agreement and each of the other Transaction Documents to which it is a party by Parent and Acquisition nor the consummation by Parent and Acquisition of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of its Certificate of Incorporation or bylaws (or similar governing documents) or (b) violate any United States federal law, statute, rule or regulation or any provision of the Delaware General Corporation Law, or any order, writ, injunction or decree known to us, applicable to Parent or Acquisition or any of their respective properties or assets.

     (vi) No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent and Acquisition of Agreement or the consummation by Parent and Acquisition of the transactions contemplated hereby, except (a) for such filings, notifications, permits, authorizations, consent or approvals as have already been made, given or obtained and (b) for filing of the Certificate of Merger in accordance with the MBCL and the DGCL.

     (vii) To our knowledge, having made inquiry of Parent and Acquisition but without having performed any search of public or other records or documents, there are no actions, proceedings or investigations pending or overtly threatened against Parent before any court or other Governmental Entity that question the validity of the Agreement or any of the other Transaction Documents.

     (viii) The shares of Parent Common Stock issuable to the stockholders of the Company pursuant to Article I of the Agreement, when issued in accordance with the Agreement, will be duly authorized, validly issued, fully paid, nonassessable and will not have been issued in violation of any preemptive, first refusal or other subscription rights of any stockholder of Parent.

     (ix) Assuming due authorization of the Agreement, the Certificate of Merger and the Merger by all necessary corporate action on the part of the Company and its stockholders and that such parties have taken all action required to be taken by them prior to the filing of the Certificate of Merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts and the Secretary of State of the State of Delaware, upon such filing in accordance with the MBCL and the DGCL, the Merger will be validly consummated in accordance with the Certificate of Merger, the MBCL and the DBCL.


     *  Subject to customary qualifications, limitations and exceptions.

                                   EXHIBIT C

   Matters to be Covered by Opinion of Special Legal Counsel to the Company*
   -------------------------------------------------------------------------

     (i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

     (ii) The Company has all requisite corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby.

     (iii) The execution and delivery by the Company of the Agreement and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by the Company Board and the stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Agreement or to consummate the transactions contemplated thereby.

     (iv) The Agreement has been duly and validly executed and delivered by the Company.

     (v) Neither the execution, delivery and performance of the Agreement by the Company nor the consummation by the Company of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of the Articles of Organization or bylaws of the Company or (b) violate any United States federal or Commonwealth of Massachusetts, statute, rule or regulation, or any order, writ, injunction or decree known to us, applicable to the Company or any of its properties or assets.

     (vi) No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by the Company of the Agreement or the consummation by the Company of the transactions contemplated thereby, except (a) for such filings, notifications, permits, authorizations, consent or approvals as have already been made, given or obtained and (b) for filing of the Certificate of Merger in accordance with the MBCL and the DGCL.

     (vii) To our knowledge, having made inquiry of the Company but without having performed any search of public or other records or documents, there are no actions, proceedings or investigations pending or overtly threatened against the Company before any court or administrative agency that question the validity of the Agreement.

     (viii) Assuming due authorization of the Agreement, the Certificate of Merger and the Merger by all necessary corporate action on the part of the Parent and Acquisition and that such parties have taken all action required to be taken by them prior to the filing of the Certificate of Merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts and the Secretary of State of the State of Delaware, upon such filing in accordance with the MBCL and the DGCL, the Merger will be validly consummated in accordance with the Certificate of Merger, the MBCL and the DBCL.

     *  Subject to customary qualifications, limitations and exceptions.

                                   EXHIBIT D

                              Financial Statements
                              --------------------

                                        1